Exhibit 99.1

SWS GROUP, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

PAGE(S)
FINANCIAL STATEMENTS

Consolidated Statements of Financial Condition	F-2
as of June 30, 2014 and June 30, 2013

Consolidated Statements of Comprehensive Loss
for the years ended June 30, 2014, June 30, 2013, and June 29, 2012	F-3

Consolidated Statements of Stockholders’ Equity
for the years ended June 30, 2014, June 30, 2013, and June 29, 2012	F-4

Consolidated Statements of Cash Flows
for the years ended June 30, 2014, June 30, 2013, and June 29, 2012	F-5

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm	F-58

Schedule I - Condensed Financial Information of Registrant	S-1

SWS Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2014 and June 30, 2013

(In thousands, except par values and share amounts)

	2014	2013
Assets
Cash and cash equivalents	$99,620	$111,046
Restricted cash and cash equivalents	—	30,047
Assets segregated for regulatory purposes	190,240	164,737
Receivable from brokers, dealers and clearing organizations	1,992,941	1,698,474
Receivable from clients, net of allowance	253,579	286,446
Loans, net (including $53,148 of loans measured at fair value at June 30, 2014 and $13,757 at June 30, 2013)	614,356	608,583
Securities owned, at fair value	235,625	209,633
Securities held to maturity	12,549	17,423
Securities purchased under agreements to resell	72,582	51,996
Goodwill	7,552	7,552
Securities available for sale	494,848	503,276
Other assets	102,014	91,160
	$4,075,906	$3,780,373

Liabilities and Stockholders’ Equity
Short-term borrowings	$59,000	$131,500
Payable to brokers, dealers and clearing organizations	1,913,976	1,532,971
Payable to clients	354,494	335,655
Deposits	1,000,139	993,719
Securities sold under agreements to repurchase	39,343	37,012
Securities sold, not yet purchased, at fair value	121,355	134,735
Drafts payable	27,641	28,889
Advances from Federal Home Loan Bank (“FHLB”)	77,130	97,565
Long-term debt, net	87,769	83,102
Stock purchase warrants (“warrants”)	27,796	24,197
Other liabilities	57,391	65,742
	$3,766,034	$3,465,087
Commitments and contingencies
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,757,177 shares at June 30, 2014; issued 33,312,140 and outstanding 32,629,213 shares at June 30, 2013	3,331	3,331
Additional paid-in capital	324,480	325,030
Accumulated deficit	(10,439)	(3,361)
Accumulated other comprehensive loss — unrealized holding loss, net of tax of $(2,550) at June 30, 2014 and $(2,963) at June 30, 2013	(4,519)	(5,334)
Deferred compensation, net	3,189	3,352
Treasury stock (554,963 shares at June 30, 2014 and 682,927 shares at June 30, 2013, at cost)	(6,170)	(7,732)
Total stockholders’ equity	309,872	315,286
Total liabilities and stockholders’ equity	$4,075,906	$3,780,373

See accompanying Notes to Consolidated Financial Statements.

SWS Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the years ended June 30, 2014, June 30, 2013, and June 29, 2012

(In thousands, except share and per share amounts)

	2014	2013	2012
Revenues:
Net revenues from clearing operations	$8,839	$8,719	$9,385
Commissions	119,534	125,620	131,855
Interest	87,067	97,350	122,120
Investment banking, advisory and administrative fees	40,021	45,255	40,814
Net gains on principal transactions	29,655	17,395	28,049
Other	26,172	23,775	21,518
Total revenue	311,288	318,114	353,741

Interest expense	44,926	46,461	60,318
Net revenues	266,362	271,653	293,423

Non-interest expenses:
Commissions and other employee compensation	196,470	207,246	208,635
Occupancy, equipment and computer service costs	30,614	31,278	31,869
Communications	13,435	13,277	12,380
Floor brokerage and clearing organization charges	4,495	3,940	4,201
Advertising and promotional	2,251	3,041	3,093
(Recapture) provision for loan loss	(5,361)	(7,718)	2,475
Other	26,969	30,892	33,036
Total non-interest expenses	268,873	281,956	295,689

Other (losses) gains:
Unrealized (loss) gain on warrants valuation	(3,599)	3,613	(3,674)
Loss before income tax expense (benefit)	(6,110)	(6,690)	(5,940)
Income tax expense (benefit)	968	26,755	(1,211)
Net loss	(7,078)	(33,445)	(4,729)
Other comprehensive income (loss):
Net (losses) gains recognized in other comprehensive income (loss) net of tax of $(971) in 2014 and $626 in 2013 on cash flow hedging	(1,803)	1,163	—
Net gains (losses) recognized in other comprehensive income (loss), net of tax of $1,384 in 2014; $(4,987) in 2013 and $1,064 in 2012 on available for sale securities	2,618	(9,242)	1,980

Net income (loss) recognized in other comprehensive loss	815	(8,079)	1,980
Comprehensive loss	$(6,263)	$(41,524)	$(2,749)

Loss per share — basic
Net loss	$(0.21)	$(1.02)	$(0.14)
Weighted average shares outstanding — basic	32,996,779	32,870,003	32,649,544

Loss per share — diluted
Net loss	$(0.21)	$(1.02)	$(0.14)
Weighted average shares outstanding — diluted	32,996,779	32,870,003	32,649,544

See accompanying Notes to Consolidated Financial Statements.

SWS Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended June 30, 2014, June 30, 2013 and June 29, 2012

(In thousands, except share and per share amounts)

				Retained	Accumulated
			Additional	Earnings	Other	Deferred
	Common Stock		Paid-in	(Accumulated	Comprehensive	Compensation,	Treasury Stock
	Shares	Amount	Capital	Deficit)	Income (Loss)	Net	Shares	Amount	Total

Balance at June 24, 2011	33,312,140	$3,331	$326,986	$34,813	$765	$3,308	(1,027,064)	$(11,734)	$357,469
Net loss	—	—	—	(4,729)	—	—	—	—	(4,729)
Unrealized holding gain, net of tax of $1,259	—	—	—	—	2,337	—	—	—	2,337
Realized gain on sale of securities available for sale, net of tax of $(195)	—	—	—	—	(362)	—	—	—	(362)
Shortfall for taxes on vesting of restricted stock	—	—	(62)	—	—	—	—	—	(62)
Deferred compensation plan	—	—	(19)	—	5	119	(43,480)	(149)	(44)
Restricted stock plan	—	—	(2,349)	—	—	—	334,711	3,442	1,093
Balance at June 29, 2012	33,312,140	3,331	324,556	30,084	2,745	3,427	(735,833)	(8,441)	355,702
Net loss	—	—	—	(33,445)	—	—	—	—	(33,445)
Unrealized holding loss, net of tax of $(3,710)	—	—	—	—	(6,889)	—	—	—	(6,889)
Realized gain on sale of securities available for sale, net of tax of $(1,277)	—	—	—	—	(2,373)	—	—	—	(2,373)
Unrealized holding gain on cash flow hedging activities, net of tax of $626	—	—	—	—	1,163	—	—	—	1,163
Deferred compensation plan	—	—	(7)	—	20	(75)	4,192	157	95
Restricted stock plan	—	—	481	—	—	—	48,714	552	1,033
Balance at June 30, 2013	33,312,140	3,331	325,030	(3,361)	(5,334)	3,352	(682,927)	(7,732)	315,286
Net loss	—	—	—	(7,078)	—	—	—	—	(7,078)
Unrealized holding gain, net of tax of $1,657	—	—	—	—	3,080	—	—	—	3,080
Realized gain on sale of securities available for sale, net of tax of $(273)	—	—	—	—	(508)	—	—	—	(508)
Unrealized holding loss on cash flow hedging activities, net of tax of $(971)	—	—	—	—	(1,803)	—	—	—	(1,803)
Deferred compensation plan	—	—	(20)	—	46	(163)	(9,281)	137	—
Restricted stock plan	—	—	(530)	—	—	—	137,245	1,425	895
Balance at June 30, 2014	33,312,140	$3,331	$324,480	$(10,439)	$(4,519)	$3,189	(554,963)	$(6,170)	$309,872

See accompanying Notes to Consolidated Financial Statements.

SWS Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended June 30, 2014, June 30, 2013, and June 29, 2012

 (In thousands)

	2014	2013	2012
Cash flows from operating activities:
Net loss	$(7,078)	$(33,445)	$(4,729)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	5,394	5,482	5,779
Accretion of discount on long-term debt	4,667	4,026	3,212
Amortization of deferred debt issuance costs	492	492	451
Increase (decrease) in fair value of warrants	3,599	(3,613)	3,674
Amortization of premiums /discounts on loans purchased	12	(84)	(90)
Amortization of premiums /discounts on investment securities	2,484	1,985	934
Amortization of prepayment penalty on advances from FHLB	46	34	—
Provision for doubtful accounts on receivables from customers	960	960	480
(Recapture) provision of loan loss and write downs on real estate owned (“REO”)	(4,893)	(6,061)	3,776
Deferred income tax (benefit) expense	(4,336)	(2,596)	9,023
Allowance for deferred tax asset	4,582	29,998	28
Deferred compensation for deferred compensation plan and restricted stock plans	(2,055)	(980)	547
(Gain) loss on sale of loans	(558)	(2,253)	9
Loss (gain) on fixed assets transactions	196	195	(1)
Gain on sale of available for sale investment securities	(781)	(3,650)	(557)
(Gain) loss on sale of REO and other repossessed assets	(619)	1,007	(25)
Gain on issuer’s redemption of investment securities	—	(20)	—
Loss (gain) on equity in earnings of unconsolidated ventures	835	(124)	(572)
Dividend received on investments	(19)	(16)	(61)
Gain (loss) on fair value option of loans	(860)	145	—
Loss (gain) on interest rate swaps	1,093	(145)	—
Shortfall for taxes on vesting restricted stock	—	—	62
Change in operating assets and liabilities:
Decrease in restricted cash	49	—	—
(Increase) decrease in assets segregated for regulatory purposes	(25,503)	11,562	62,026
Net change in broker, dealer and clearing organization accounts	86,538	(89,176)	(23,837)
Net change in client accounts	50,746	(42,485)	(66,845)
(Increase) decrease in securities owned	(25,992)	21,518	(9,564)
(Increase) decrease in securities purchased under agreements to resell	(20,586)	(26,810)	17,463
Decrease (increase) in other assets	1,321	6,815	(7,043)
(Decrease) increase in drafts payable	(1,248)	3,919	1,314
(Decrease) increase in securities sold, not yet purchased	(13,380)	64,580	1,494
(Decrease) increase in other liabilities	(6,956)	(5,763)	1,552
Net cash provided by (used in) operating activities	48,150	(64,503)	(1,500)

(continued)

(continued)

	2014	2013	2012
Cash flows from investing activities:
Purchase of fixed assets and capitalized improvements on REO	$(3,541)	$(4,257)	$(3,842)
Proceeds from the sale of fixed assets and real estate	10,695	31,333	19,559
Loan originations and purchases	(2,290,374)	(5,566,038)	(4,043,938)
Loan repayments	2,279,746	5,769,538	4,129,802
Purchase of investment securities	(177,085)	(312,716)	(384,730)
Proceeds from the sale of investment securities	68,984	30,352	67,493
Proceeds from the issuer’s redemption of investment securities	7,500	41,500	—
Cash received on investments	54,800	50,650	22,924
Proceeds from the sale of loans held for investment	6,429	19,782	1,751
Proceeds from the sale of FHLB stock	638	744	1,143
Purchases of FHLB stock	(45)	(1,557)	—
Proceeds from the maturity of available for sale securities	37,635	495	—
Cash paid to unwind/ terminate interest rate swap positions	(458)	—	—
Investment in unconsolidated subsidiaries	(300)	(180)	—
Investment of proceeds received from Hilltop Holdings, Inc., Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. in restricted fund	—	—	(30,000)
Net cash (used in) provided by investing activities	(5,376)	59,646	(219,838)

Cash flows from financing activities:
Payments on short-term borrowings	(2,296,403)	(2,251,350)	(2,534,350)
Cash proceeds from short-term borrowings	2,253,903	2,315,350	2,491,850
Increase (decrease) in deposits	6,420	(68,514)	(44,238)
Advances from the FHLB	5,540	50,009	—
Payments on advances from the FHLB	(26,020)	(20,953)	(26,071)
Fee payment for FHLB restructuring	—	(166)	—
Shortfall for taxes on vesting of restricted stock	—	—	(62)
Cash proceeds on securities sold under agreements to repurchase	2,331	9,546	17,152
Cash proceeds received from Hilltop Holdings, Inc., Oak Hill Capital Partners III, L.P and Oak Hill Capital Management Partners III, L.P.	—	—	100,000
Proceeds related to deferred compensation plan	317	276	309
Purchase of treasury stock related to deferred compensation plan	(288)	(121)	(329)
Net cash (used in) provided by financing activities	(54,200)	34,077	4,261

Net (decrease) increase in cash and cash equivalents	(11,426)	29,220	(217,077)
Cash and cash equivalents at beginning of period	111,046	81,826	298,903
Cash and cash equivalents at end of period	$99,620	$111,046	$81,826

Supplemental schedule of non-cash investing and financing activities:
Grants of restricted stock	$2,071	$676	$3,628
Foreclosures on loans	$5,192	$11,688	$28,359
Investments sold not settled	$23,723	$—	$—
Investments purchased not settled	$—	$7,120	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$40,012	$42,479	$69,079
Income taxes	$—	$—	$—

See accompanying Notes to Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.             SIGNIFICANT ACCOUNTING POLICIES

(a) General and Basis of Presentation

The consolidated financial statements include the accounts of SWS Group, Inc. (“SWS Group”) and its consolidated subsidiaries listed below (collectively with SWS Group, “SWS” or the “Company”). All significant intercompany balances and transactions are eliminated upon consolidation. Each of the subsidiaries listed below are 100% owned.

Southwest Securities, Inc.	“Southwest Securities”
SWS Financial Services, Inc.	“SWS Financial”
Southwest Financial Insurance Agency, Inc.
Southwest Insurance Agency, Inc.	collectively, “SWS Insurance”
SWS Banc Holding, Inc.	“SWS Banc”
Southwest Securities, FSB	“Bank”
FSB Development, LLC	“FSB Development”
Southwest Capital Corporation	“SWS Capital”
Southwest Investment Advisors, Inc.	“Southwest Advisors”

Southwest Securities is a New York Stock Exchange (“NYSE”) member clearing broker/dealer.  Southwest Securities and SWS Financial are members of the Financial Industry Regulatory Authority (“FINRA”).  Southwest Securities and SWS Financial are also registered with the Securities and Exchange Commission (the “SEC”) as broker/dealers under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as registered investment advisers under the Investment Advisers Act of 1940, as amended.

SWS Insurance holds insurance agency licenses in 43 states for the purpose of facilitating the sale of insurance and annuities for Southwest Securities and its correspondents.  The Company retains no underwriting risk related to the insurance and annuity products that SWS Insurance sells.

The Bank is a federally chartered savings bank regulated by the Office of the Comptroller of the Currency (“OCC”).  The Board of Governors of the Federal Reserve System (“FRB”) supervises and regulates SWS Group and SWS Banc.  SWS Banc is a wholly-owned subsidiary of SWS Group and became the sole shareholder of the Bank in 2004.

FSB Development was formed to develop single-family residential lots.  For all periods reported, herein, it had no investments.

SWS Capital and Southwest Advisors are dormant entities.

Out of Period Adjustment.  During the fiscal year ended June 30, 2014, the Company recorded out-of-period adjustments that affected the consolidated results of operations for the year ended June 30, 2014. The out-of-period adjustments related primarily to the incorrect recording of incentive compensation and an overpayment of federal income taxes. The impact of these adjustments resulted in a decrease of $949,000 and $1,524,000 to loss before income tax expense and net loss, respectively for the year ended June 30, 2014. The impact of correcting these errors in the prior periods would have resulted in a decrease of $949,000 and $1,674,000 to loss before income tax expense and net loss, respectively, for the year ended June 30, 2013.  Management evaluated the effect of the adjustments on the Company’s financial statements under the provisions of the SEC’s Staff Accounting Bulletins No. 108 and No. 99 and concluded that they were immaterial to the current year and prior years’ financial statements.

Change in Fiscal Year End and Consolidated Financial Statements.  On May 23, 2013, the Board of Directors of the Company, acting on the recommendation of the Federal Reserve Bank of Dallas, approved a change to the Company’s fiscal year end from the last Friday of June to June 30th.  This change was effective for the Company’s fiscal year ended June 30, 2013.

Prior to fiscal year ended June 30, 2013, the annual consolidated financial statements of SWS were prepared as of the last Friday of the month, and the Bank’s annual financial statements were prepared as of June 30.  Any individually material transactions were reviewed and recorded in the appropriate fiscal year.

Merger Agreement.  On March 31, 2014, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Hilltop Holdings, Inc. (“Hilltop”) and Peruna LLC, a wholly-owned subsidiary of Hilltop (“Peruna”), whereby if the merger contemplated therein is completed, the Company will become a wholly-owned subsidiary of Hilltop.  If the merger is completed, each share of SWS Group common stock will be converted into the right to receive $1.94 in cash and 0.2496 of a share of Hilltop common stock.  The value of the merger consideration may fluctuate based upon the market value of Hilltop common stock.  It is currently anticipated that the completion of the merger will occur by the end of 2014 subject to the receipt of SWS Group stockholders and regulators approval and other customary closing conditions.

During fiscal 2014, the Company incurred expenses of approximately $3,787,000 in legal and professional fees recorded in other expenses on the Consolidated Statements of Comprehensive Loss in connection with the proposed merger with Hilltop.  Additional costs are expected to be incurred until the merger is completed.

Regulatory.  The final provisions of the Volcker Rule of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) were issued December 10, 2013, with an effective date of April 1, 2014 and a compliance date of July 21, 2015.  The Volcker Rule provisions of the Dodd-Frank Act require the federal financial regulatory agencies to adopt rules that prohibit banks, bank holding companies, and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (including hedge funds and private equity funds), subject to certain exceptions.  The Company’s securities trading and investment activities at the holding company, the broker/dealer and the Bank are subject to these final provisions.  The final rules are highly complex, and many aspects of their application remain uncertain.

Based on management’s interpretation of the final provisions of the rule, the Bank’s equity method investments would be excluded from the definition of a “covered” fund as these investments would meet the definition of “public welfare investment” funds, “designed primarily to promote the public welfare.” Currently, the Bank invests in these funds as a cost effective way of meeting its obligations under the Community Reinvestment Act of 1977 (“CRA”). One of these investments also meets the definition of a small business investment company.  SWS Group’s equity method investment in a venture capital fund would also be excluded from the definition of a “covered” fund as this investment meets the definition of a small business investment company.  In addition, at June 30, 2014, the Bank’s investment portfolio does not contain other securities subject to the Volcker Rule such as collateralized loan obligations (CLO’s) or non-agency collateralized mortgage obligations (CMO’s).  The Bank’s held to maturity and available for sale investments are all exempt from the Volcker Rule as these securities are investments in U.S. government, agency and municipal obligations, which are permitted under the provisions of the Volcker Rule.

Provisions of the Volcker Rule and the final rules implementing the Volcker Rule restrict certain activities provided by Southwest Securities, including proprietary trading. For purposes of the Volcker Rule, purchases or sales of financial instruments such as securities, derivatives, contracts of sale of commodities for future delivery or options on the foregoing for the purpose of short-term gain are deemed to be proprietary trading (with financial instruments held for less than 60 days presumed to be for proprietary trading unless an alternative purpose can be demonstrated), unless certain exemptions apply. Exempted activities include, among others, the following: 1) underwriting; 2) market making; 3) risk mitigating hedging; 4) trading in certain government securities; 5) employee compensation plans and 6) transactions entered into on behalf of and for the account of clients as agent, broker, custodian or in a trustee or fiduciary capacity. While management continues to assess compliance with the Volcker Rule, we have reviewed our processes and procedures in regard to proprietary trading and we believe we are currently complying with the provisions of the Volcker Rule regarding proprietary trading.  However, it remains uncertain how the scope of applicable restrictions and exceptions will be interpreted and administered.  Absent further regulatory guidance, we are required to make certain assumptions as to the degree to which our activities, processes and procedures in these areas comply with the requirements of the Volcker Rule.  If these assumptions are not accurate or if our implementation is not consistent with regulatory expectations, we may be required to make certain changes to our business activities, processes or procedures, which could further increase our compliance and regulatory risks and costs.  The Volcker Rule requires and management believes the Company will have an active compliance program for proprietary trading by July 2015.

Discontinued operations.  Effective June 30, 2013, the Company made the strategic decision to exit its corporate finance business.  Included in loss before income tax expense (benefit) and net loss on the Consolidated Statements of Comprehensive Loss is (loss) income before income tax expense (benefit) and net (loss) income from the Company’s corporate finance business for fiscal years 2013 and 2012 (in thousands):

	2013	2012
(Loss) income before income tax expense (benefit)	$(431)	$174
Net (loss) income	(280)	113

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

For the purposes of the Consolidated Statements of Cash Flows, SWS considers cash to include cash on hand and in bank accounts.  In addition, SWS considers funds due from banks and interest bearing deposits in other banks to be cash. Highly liquid debt instruments purchased with maturities of three months or less, when acquired, are considered to be cash equivalents.  The Federal Deposit Insurance Corporation (“FDIC”) insures deposit accounts up to $250,000.  At June 30, 2014 and June 30, 2013, cash balances included $81,378,000 and $37,833,000 of cash, respectively, that was not federally insured because the amounts exceeded federal insurance limits.  This at-risk amount is subject to fluctuation on a daily basis, but management does not believe there is significant risk on these deposits.

The Bank is required to maintain reserve balances on hand or with the Federal Reserve Bank of Dallas.  At June 30, 2014 and 2013, these reserve balances amounted to $1,612,000 and $1,649,000, respectively.

(d) Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents represents funds received from Hilltop and Oak Hill Capital Partners III, L.P. (“OHCP”) and Oak Hill Capital Management Partners III, L.P. (collectively with OHCP, “Oak Hill”) upon completion of the $100,000,000, five year, unsecured credit agreement from Hilltop and Oak Hill (the “Credit Agreement”) that was entered into on July 29, 2011. The Company is required to keep these funds in a restricted account until the Company’s Board of Directors, Hilltop and Oak Hill determine the amount(s) to be distributed to the Company’s subsidiaries.  See additional discussion in, Note 16, Debt Issued with Stock Purchase Warrants.  Upon approval of the Board of Directors, Hilltop and Oak Hill, SWS Group contributed $20,000,000 of this cash in the second quarter of fiscal 2012 to the Bank as capital, loaned Southwest Securities $20,000,000 in the third quarter of fiscal 2012 to use in general operations by reducing Southwest Securities’ use of short-term borrowings for the financing of its day-to-day cash management needs, reduced its intercompany payable to Southwest Securities by $20,000,000 and contributed $10,000,000 in capital to Southwest Securities in the fourth quarter of fiscal 2012.  On March 28, 2013, the $20,000,000 loan from SWS Group to Southwest Securities was repaid and the Company’s Board of Directors, Hilltop and Oak Hill approved a $20,000,000 capital contribution to Southwest Securities.  The remaining $30,000,000 was loaned to Southwest Securities to use in general operations and to reduce its use of short-term borrowings to finance its day-to-day cash management needs in the third quarter of fiscal 2014.  Restricted cash and cash equivalents are excluded from cash and cash equivalents in the Consolidated Statements of Financial Condition and Consolidated Statements of Cash Flows.  The Company holds restricted cash and cash equivalents in money market funds.

(e) Securities Transactions

Proprietary securities transactions are recorded on a trade date basis, as if they had settled.  Clients’ securities and commodities transactions are reported on a settlement date basis with the related commission income and expenses reported on a trade date basis.

(f) Securities Lending Activities

Securities borrowed and securities loaned transactions are generally reported as collateralized financings except where letters of credit or other securities are used as collateral.  Securities borrowed transactions require the Company to deposit cash, letters of credit, or other collateral with the lender.  With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the fair value of securities loaned.  The Company monitors the fair value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary.  Securities borrowed and securities loaned transactions are recorded at the amount of cash collateral advanced or received adjusted for additional collateral obtained or received.  Interest on such transactions is accrued and included in the Consolidated Statements of Financial Condition in receivables from and payables to brokers, dealers and clearing organizations.

(g) Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for probable loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.  Interest income is accrued on the unpaid principal balance.

Loan origination and commitment fees and certain related direct costs are deferred and amortized to interest income, generally over the contractual lives of the loans, using the interest method.  Discounts on first mortgage, consumer and other loans are amortized to income using the interest method over the remaining period to contractual maturity.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized to the extent cash payments are received for loans where ultimate full collection is likely.  For loans where ultimate collection is not likely, interest payments are applied to the outstanding principal and income is only recognized if full payment is made.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Purchased Mortgage Loans Held for Investment.  Loan participations in the Bank’s mortgage purchase program are acquired from various mortgage companies and valued at amortized cost.  These loans are pre-sold by the mortgage company to secondary investors who have been approved by the Bank.  The purchased mortgage loans held for investment are held on average for 25 days or less.

Loans Measured at Fair Value.  As permitted by Accounting Standards Codification (“ASC”) 825, “Financial Instruments,” the Bank has elected to measure certain loans at fair value.  Management has elected the fair value option for these items to offset the corresponding change in fair value of the related interest rate swap agreements.  The change in fair value is recorded in other revenue on the Consolidated Statements of Comprehensive Loss.  For additional discussion regarding these loans and the related interest rate swaps, see Note 5, Loans and Allowance for Probable Loan Losses and Note 11, Interest Rate Swaps.

Allowance for Loan Losses.  The allowance for loan losses is maintained to absorb management’s estimate of probable loan losses inherent in the Bank’s loan portfolio at each reporting date.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management confirms the uncollectibility of the principal loan balance.  Subsequent recoveries, if any, are recorded through the allowance.  The determination of an adequate allowance is inherently subjective, as it requires estimates that are susceptible to significant revision as additional information becomes available or circumstances change.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  The allowance for loan losses consists of a specific and a general allowance component.

The specific allowance component provides for estimated probable losses for loans identified as impaired.  A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts of principal and interest when due according to the contractual terms of the loan agreement.  Management considers the borrower’s financial condition, payment status, historical payment record, and any adverse situations affecting the borrower’s ability to repay when evaluating whether a loan is deemed impaired.  Loans that experience insignificant payment delays and shortfalls generally are not classified as impaired. Management determines the significance of payment delays and shortfalls on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest outstanding.

A specific reserve is recorded when and to the extent the recorded value of the loan is greater than (1) the present value of expected future cash flows discounted at the loan’s original effective rate, (2) fair value of collateral if the loan is collateral-dependent or (3) observable market price of the impaired loan.  If the fair value of collateral is used to measure impairment of a collateral-dependent loan and repayment is dependent on the sale of the collateral, the fair value is adjusted to incorporate estimated costs to sell the collateral.  Impaired loans that are collateral-dependent are primarily measured for impairment using the fair value of the collateral as determined by third party appraisals using the income approach, recent comparable sales data, or a combination thereof.  In certain instances it is necessary for management to adjust the appraised value, less estimated costs to sell the collateral, to reflect changes in fair value occurring subsequent to the appraisal date.  Management considers a guarantor’s capacity and willingness to perform, when appropriate, and the borrower’s resources available for repayment when measuring impairment.

The general allowance provides for estimated and probable losses inherent in the remainder of the Bank’s loan portfolio.  The general allowance is determined through a statistical calculation based on the Bank’s historical loss experience adjusted for certain qualitative factors as deemed appropriate by management.  The statistical calculation is conducted on a disaggregated basis for groups of homogeneous loans with similar risk characteristics (product types).  The historical loss element is calculated as the average ratio of charge-offs, net of recoveries, to the average recorded investment for the current and previous seven quarters.  Management may adjust the historical loss rates to reflect increased credit risk not captured in the historical loss, additional risk of loss associated with the total loan portfolio or other circumstances, such as deterioration in the real estate market, current market environment for commercial loans, credit quality, significant concentrations of product types and trends in portfolio volume.   In addition, prevailing economic conditions and specific industry trends are taken into consideration when establishing the adjustments to historical loss rates.

For additional discussion regarding the calculation of the Company’s allowance for probable loan losses see Note 5, Loans and Allowance for Probable Loan Losses.

(h) Securities Owned

Marketable securities are carried at fair value.  The increase or decrease in net unrealized appreciation or depreciation of securities owned is credited or charged to operations and is included in net gains on principal transactions in the Consolidated Statements of Comprehensive Loss.  SWS records the fair value of securities owned on a trade date basis.  See Note 1(x) and Note 26, Fair Value of Financial Instruments.

(i) Securities Held to Maturity

Bonds and notes for which the Company has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

(j) Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Transactions involving purchases of securities under agreements to resell (reverse repurchase agreements or reverse repos) or sales of securities under agreements to repurchase (repurchase agreements or repos) are accounted for as collateralized financings except where the Company does not have an agreement to sell (or purchase) the same or substantially the same securities before maturity at a fixed or determinable price.  It is the policy of the Company to obtain possession of collateral with a fair value equal to or in excess of the principal amount loaned under resale agreements.  Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate. Interest payable on these amounts is included in the Consolidated Statements of Financial Condition in other liabilities.

(k) Goodwill

Goodwill is the excess of the aggregate purchase price over the estimated fair value of the net assets acquired in a business combination at the date of acquisition. Goodwill is not amortized, however, the Company assesses goodwill for impairment on an annual basis, at year-end, and whenever events or circumstances change that would make it more likely than not that an impairment may have occurred. Goodwill impairment is evaluated at the reporting unit level. SWS has two reporting units with goodwill: Clearing with $4,254,000 and Institutional Brokerage with $3,298,000, both of which are part of Southwest Securities.

The Company assessed the fair value of its goodwill for fiscal 2014 based on the concepts outlined in Accounting Standards Update (“ASU”) 2011-08.   Based on the results of its assessment, SWS’s goodwill balance was not impaired as the fair value of each reporting unit exceeded its carrying value.  The fair value of the business units with goodwill were determined by using a weighted average of a discounted cash flow model estimate of fair value and a market multiple approach to fair value.

There were no changes in the carrying value of goodwill during the fiscal years ended June 30, 2014, June 30, 2013 and June 29, 2012.

(l) Investments

Limited partnership investments are accounted for under the equity method of accounting in accordance with ASC 323, “Investments-Equity Method and Joint Ventures.”

(m) Interest Rate Swaps in Cash Flow Hedging Relationships

The Bank recognizes interest rate swaps as either assets or liabilities in the Consolidated Statements of Financial Condition.  A portion of the Bank’s investment in interest rate swaps are derivatives designated in cash flow hedging relationships.  The Bank has formally documented the following in regard to these hedging relationships: (i) its risk management objective; (ii) the strategy used for undertaking the hedge; (iii) the hedging instrument; (iv) the hedged transaction; (iv) the nature of the risk being hedged; (v) how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively; (vi) a description of the method used to measure ineffectiveness and (vii) a description of the method used for sale, extinguishments or termination of hedging instruments. The Bank has also formally assessed, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in the cash flow hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions.   See additional discussion in Note 11, Interest Rate Swaps.

(n) Real Estate Owned (“REO”) and Other Repossessed Assets

REO and other repossessed assets, which include transportation vehicles, are valued at the lower of cost or market, less a selling discount and are included in other assets in the Consolidated Statements of Financial Condition.  For those investments where the REO is valued at market, the value is determined by third party appraisals or if the REO is subject to a sales contract, by the accepted sales amount.  In addition, under certain circumstances, the Bank adjusts appraised values to more accurately reflect the economic conditions of the area at the time of valuation or to reflect changes in market value occurring subsequent to the appraisal date.  The amount of subsequent REO write-downs required to reflect current fair value was $468,000, $1,657,000, and $1,175,000 for fiscal years 2014, 2013 and 2012, respectively.  The amount of subsequent other repossessed assets write-downs required to reflect current fair value was $126,000 for fiscal year 2012.  There were no write-downs for fiscal years 2014 and 2013.

(o) Fixed Assets and Depreciation

Fixed assets are comprised of furniture, computer hardware, equipment and leasehold improvements and are included in other assets in the Consolidated Statements of Financial Condition.  Additions, improvements and expenditures for repairs and maintenance that significantly extend the useful life of an asset are capitalized.  Other expenditures for repairs and maintenance are charged to expense in the period incurred.  Depreciation of furniture and equipment is provided over the estimated useful lives of the assets (from three to seven years), and depreciation on leasehold improvements is provided over the shorter of the useful life or the lease term (up to fifteen years) using the straight-line method.  Depreciation of buildings is provided over the useful life (up to forty years) using the straight-line method. Depreciation expense totaled approximately $5,384,000, $5,472,000, and $5,763,000, for fiscal years 2014, 2013 and 2012, respectively.

Property consisted of the following at June 30, 2014 and June 30, 2013 (in thousands):

	June 30, 2014	June 30, 2013
Land	$1,912	$2,104
Buildings	4,981	4,977
Furniture and equipment	48,491	50,182
Leasehold improvements	15,715	15,253
	71,099	72,516
Less: accumulated depreciation	(55,235)	(54,550)
Net property	$15,864	$17,966

Furniture, equipment and leasehold improvements are tested for potential impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable.  An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the expected undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

(p) Consolidation of Variable Interest Entities

An entity is defined as a variable interest entity (“VIE”) and subject to consolidation if:  (1) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties or (2) the holders of the equity investment at risk in the entity lack the ability to make significant decisions about the entity’s operations or are not obligated to absorb the expected losses or receive the expected returns of the entity.

The reporting entity, if any, which has a controlling financial interest in a VIE is required to possess:  (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb potentially significant losses or the right to receive potentially significant benefits from the VIE.  The entity which has a controlling financial interest is determined to be the primary beneficiary of the VIE and is required to consolidate the entity in its financial statements.

In addition, a reporting entity is required to reevaluate whether an entity is a VIE, and if the entity is determined to be a VIE, whether the reporting entity is the primary beneficiary of the VIE, periodically upon the occurrence of certain events known as reconsideration events.  A loan modified in a troubled debt restructuring (“TDR”) triggers a reconsideration event.  See Note 5, Loans and Allowance for Probable Loan Losses for additional information.

(q)  Servicing Assets

During fiscal 2014 and 2013, the Bank sold $5,934,000 of SBA loans resulting in a gain of $558,000 and $17,664,000 of SBA loans resulting in a gain of $2,253,000, respectively.  In addition, in connection with the fiscal 2014 and 2013 sales, the Bank recorded servicing assets of $116,000 and $418,000, respectively.  At June 30, 2014 and June 30, 2013, the servicing assets had a value of $447,000 and $412,000, respectively.  The Bank accounts for its servicing rights in accordance with ASC 860-50, “Servicing Assets and Liabilities,” (“ASC 860”) at amortized cost.  The codification requires that servicing rights acquired through the origination of loans, which are sold with servicing rights retained, are recognized as separate assets.  Servicing assets are recorded as the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are periodically reviewed and adjusted for any impairment.  The amount of impairment recognized, if any, is the amount by which the servicing assets exceed their fair value.  During fiscal 2014, the Bank recorded a servicing asset valuation allowance of $12,400.  There was no servicing asset valuation allowance recorded for fiscal 2013. Fair value of the servicing assets is estimated using discounted cash flows based on current market interest rates.  See Note 1(x) and Note 26, Fair Value of Financial Instruments.  Servicing rights are amortized in proportion to, and over the period of the related net servicing income.

(r) Drafts Payable

In the normal course of business, SWS uses drafts to make payments relating to its brokerage transactions. These drafts are presented for payment through an unaffiliated bank and are sent to SWS daily for review and acceptance.  Upon acceptance, the drafts are paid and charged against cash.

(s) Federal Income Taxes

SWS and its subsidiaries file a consolidated federal income tax return.  Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of the tax rate changes.

The Company records net deferred tax assets to the extent the Company believes these assets are more likely than not to be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  A valuation allowance is established against deferred tax assets when the Company determines that they are more likely to not be realized than realized.  In the event the Company subsequently determines that it would be able to realize deferred income tax assets in excess of their net recorded amount, the Company would reduce the valuation allowance, which would reduce the provision for income taxes.

Deferred tax assets derived from operating losses are realized when the Company generates consolidated taxable income within the applicable carry-back and carryforward periods.  Based on an evaluation of the positive and negative evidence, management determined in the fourth quarter of fiscal 2013 that it was appropriate to increase the valuation allowance for the Company’s remaining deferred tax assets, with the exception of the Bank’s available for sale securities after reviewing the impact of the Company’s fourth quarter operating results and the Company’s fiscal 2014 financial  forecast.  Accordingly, the Company’s valuation allowance increased by $29,998,000 from $872,000 at June 29, 2012 to $30,870,000 at June 30, 2013.  In fiscal 2014, the valuation allowance increased by $4,582,000 to $35,452,000 at June 30, 2014 based on activity in the current fiscal year. See Note 17, Income Taxes for a detail of the Company’s deferred tax assets.

(t) Treasury Stock

Periodically, SWS repurchases shares of common stock under a plan approved by the Board of Directors.  Prior to February 28, 2013, SWS was authorized to repurchase 500,000 shares of common stock from time to time in the open market.  During fiscal years 2014 and 2013, SWS Group did not repurchase any shares of common stock under this plan.  As of June 30, 2014, the Company was not authorized to repurchase shares of common stock under a repurchase agreement and did not intend to repurchase any shares of common stock.  Any repurchase of shares of common stock by the Company would require approval from the Company’s Board of Directors, Hilltop, Oak Hill and regulatory authorities.

Treasury stock is also repurchased periodically under the Company’s deferred compensation plan and the restricted stock plan. See Note 19, Employee Benefits.

(u) Stock-Based Compensation

SWS accounts for the SWS Group, Inc. 2003 Restricted Stock Plan (“2003 Restricted Stock Plan”) and the 2012 Restricted Stock Plan (“2012 Restricted Stock Plan”) under the recognition and measurement principles of the Financial Accounting Standards Board’s (“FASB”) accounting codification.  See Note 19, Employee Benefits.

(v) Loss Per Share (“EPS”)

SWS provides a presentation of basic and diluted EPS.  Basic EPS excludes dilution and is computed by dividing net income by weighted average common shares outstanding for the period.  Diluted EPS reflects the potential dilution that would occur if contracts to issue common stock were exercised.  Unvested share-based payment awards that contain non-forfeiture rights to dividends or dividend equivalents (paid or unpaid) are treated as participating securities and are factored into the calculation of basic and diluted EPS, except in periods with a net loss, when they are excluded.  See Note 22, Loss Per Share for additional detail regarding the Company’s calculation of EPS.

(w)  Other Comprehensive Income (Loss)

Net holding gains and losses represent the unrealized holding gains and losses on securities available for sale. See Note 9, Securities Available for Sale.

For the interest rate swaps that are designated and qualify as part of a cash flow hedging relationship, changes in the fair value are recognized in accumulated other comprehensive income to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.  The effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing hedge ineffectiveness and changes in fair value of the derivative instruments not designated in a cash flow hedging relationship are recognized in other revenue on the Consolidated Statements of Comprehensive Loss.  See Note 11, Interest Rate Swaps.

(x) Fair Value of Financial Instruments

Fair value accounting establishes a framework for measuring fair value.  Under fair value accounting, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date in the principal market in which the reporting entity transacts.  Further, fair value should be based on the assumptions market participants would use when pricing the asset or liability.  In support of this principle, fair value accounting establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data.  Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy.  The standard describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in an active market for identical assets or liabilities. The Company values the following assets and liabilities utilizing Level 1 inputs:  (1) the Company’s deferred compensation plan’s investment in Westwood Holdings Group, Inc.’s (“Westwood”) common stock; and (2) certain inventories held in the Company’s securities owned and securities sold, not yet purchased portfolio.  Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily available.

•        Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company values the following assets and liabilities utilizing Level 2 inputs:  (1) certain inventories held in the Company’s securities owned and securities sold, not yet purchased portfolio; (2) securities in the available for sale portfolio; and (3) the Bank’s investment in interest rate swaps.  These financial instruments are valued by quoted prices that are less frequent than those in active markets or by models that use various assumptions that are derived from or supported by data that is generally observable in the marketplace. Valuations in this category are inherently less reliable than quoted market prices due to the degree of subjectivity involved in determining appropriate methodologies and the applicable underlying observable market assumptions.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. The Company values the following assets and liabilities utilizing Level 3 inputs:  (1) the Bank’s loans measured at fair value; (2) certain inventories held in the Company’s securities owned portfolio; and (3) the warrants. These financial instruments have significant inputs that cannot be validated by readily determinable market data and generally involve considerable judgment by management.

The following is a description of the valuation methodologies used for instruments measured at fair value on recurring and non-recurring bases and recognized in the Consolidated Statements of Financial Condition, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Recurring Fair Value Measurements

Loans measured at fair value.  The loans are independently valued quarterly using a discounted cash flow model which factors in the relevant contractual loan terms and then present value back to a market-based discount rate.  The market based discount rate is based on how the subject loans would be priced as of the valuation date and therefore include normal credit loss expectations, given the underlying underwriting standards including loan to value ratio and debt coverage ratios for the subject portfolio.  The rate at which the loans are discounted is based upon London Interbank Offered Rate (LIBOR), the anticipated Bank preferential return and the terms of the loans.  These loans are classified within Level 3 of the valuation hierarchy.  During the second quarter of fiscal 2014, the Company transferred the loans measured at fair value from Level 2 to Level 3 due to a lack of observable data to support a Level 2 valuation.

Securities Owned and Securities Sold, Not Yet Purchased Portfolio.  Securities classified as Level 1 securities primarily consist of financial instruments whose value is based on quoted market prices in active markets such as corporate equity securities and U.S. government and government agency obligations, primarily U.S. treasury securities.

Securities classified as Level 2 securities include financial instruments that are valued using models or other valuation methodologies.  These models are primarily industry standard models that consider various assumptions, including time value, yield curve, volatility factors, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.  Securities in this category include corporate obligations, U.S. government and government agency obligations and municipal obligations.

Securities classified as Level 3 securities are securities whose fair value is estimated based on internally developed models or methodologies, including discounted cash flow, utilizing significant inputs that are generally less readily observable.  The models and methodologies consider the quality of the underlying loans, any related secondary market activity and expectations regarding future interest rate movements.  Included in this category are certain corporate equity securities, corporate and municipal obligations.

Securities Available for Sale.  Because quoted market prices are available in an active market, the Company’s deferred compensation plan’s investment in Westwood’s common stock are classified within Level 1 of the valuation hierarchy.  The Company’s investments in U.S. government and government agency and municipal obligations held by the Bank as available for sale are valued in a similar manner to the Company’s Level 2 securities owned and securities sold, not yet purchased portfolio, noted above.

Interest Rate Swaps.  The fair value of interest rate swaps is determined using an income approach incorporating various assumptions, including the term of the swap, the notional amount of the swap, discount rates interpolated based on relevant swap curves, the rate on the fixed leg of the swap and a credit value adjustment for counterparty non-performance.  The approach also takes into consideration the potential impact of collateralization and netting agreements.  Because substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, the interest rate swaps are classified within Level 2 of the valuation hierarchy.

Warrants.  The warrants held by Hilltop and Oak Hill are valued using a binomial model which forecasts the Company’s potential stock price at certain points in time between the valuation date and expiration date of the warrants.  In addition to the Company’s stock price, variables in the model include the risk free rate of return, dividend yield, time to maturity and volatility of the Company’s stock price.  The warrants are classified within Level 3 of the valuation hierarchy.

Substantially all of SWS’s brokerage assets and liabilities are carried at market value or at amounts which, because of their short-term nature, approximate current fair value.

Non-recurring Fair Value Measurements

Impaired loans held for investment.  Certain impaired loans are reported at fair value through the recognition of a specific valuation allowance or a partial principal charge-off.  The fair value of an impaired loan is primarily determined based on the present value of the loan’s expected future cash flows discounted at the loan’s original effective rate or the fair value of collateral if the loan is collateral-dependent.  If the fair value of collateral is used to measure impairment of a collateral-dependent loan and repayment is dependent on the sale of the collateral, the fair value is adjusted to incorporate estimated costs to sell the collateral.  Impaired loans that are collateral-dependent are primarily measured for impairment using the fair value of the collateral as determined by third party appraisals using the income approach, recent comparable sales data or a combination thereof.  In certain instances it is necessary for management to adjust the appraised value, less estimated costs to sell the collateral, to reflect changes in fair value occurring subsequent to the appraisal date.  Therefore, impaired loans reported at fair value in the Consolidated Statements of Financial Condition are classified as Level 3 in the fair value hierarchy.

REO.  See Note 1(n), Real Estate Owned (“REO”) and Other Repossessed Assets for discussion of the valuation of these assets. REO assets are valued using Level 3 valuation methodologies as the inputs utilized to determine fair value require significant judgment and estimation.

Impaired Servicing Assets.  See Note 1(q), Servicing Assets for discussion of the valuation of these assets.  Servicing assets are valued using discounted cash flow model discounted with market rates.

Other Fair Value Disclosures

The following is a description of the valuation methodologies used for financial instruments not measured at fair value in the Consolidated Statements of Financial Condition, but for which fair value is required to be disclosed in accordance with ASC 820,  “Fair Value Measurements and Disclosure”.   See Note 26, Fair Value of Financial Instruments for additional information, including the hierarchy levels for these financial instruments.

Securities held to maturity.  Fair values of securities held to maturity are based on the Company’s fair value policies regarding U.S. government and government agency obligations discussed above under — Recurring Fair Value Measurements — Securities Owned and Securities Sold, Not Yet Purchased Portfolio.

Loans.  Fair values of loans receivable, including purchased mortgage loans held for investment, are estimated for portfolios of loans with similar characteristics.  Loans are segregated by type, such as real estate, commercial and consumer, which are further segregated into fixed and adjustable rate interest terms.  The fair value of loans receivable is calculated by discounting expected future cash flows through the estimated maturity using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Servicing assets.  See Note 1(q), Servicing Assets for discussion of the valuation of these assets.

Deposits.  The fair value of deposits with no stated maturity, such as interest-bearing checking accounts, passbook savings accounts and advance payments from borrowers for taxes and insurance, is based on current market rates for deposits payable on demand.  The fair value of certificates of deposit is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from FHLB.  The fair value of advances from FHLB is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently offered for borrowings of similar remaining maturities.

Long-term debt.  The fair value of long-term debt is estimated using a discounted cash flow model with assumptions regarding the factors a market participant would consider in valuing the liability, including credit and liquidity risk.

(y) Accounting Pronouncements

The FASB and the SEC have recently issued the following statements and interpretations, which are applicable to SWS.  Any other new accounting pronouncements not specifically identified in our disclosures are not applicable to SWS.

Accounting Standards Update (“ASU”) 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”).”  In July 2013, the FASB issued ASU 2013-11 which explicitly states the guidance for the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exits.  This pronouncement clarifies the presentation of the unrecognized tax benefit as there is not currently a standard industry practice.  This pronouncement states an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to the deferred tax asset for a net operating loss carryforward, a similar loss, or a tax credit carryforward.  The presentation is limited if the net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date due to tax law or the entity does not recognize its deferred tax asset.  In addition, the unrecognized tax benefit should be presented as a liability separate from the deferred tax asset.  The adoption of ASU 2013-11 will not impact the Company’s results of operations or financial position, but will impact the Company’s disclosures about the presentation of the deferred tax liability and asset.  ASU 2013-11 is effective for annual reporting periods beginning after December 15, 2014; the Company’s first quarter of fiscal 2015.  The Company is in the process of evaluating the impact of ASU 2013-11 on its financial statements and processes.

ASU 2014-04, “Receivables—Troubled Debt Restructuring by Creditors (“ASU 2014-04”).”  In January 2014, the FASB issued ASU 2014-04 to clarify that when an in substance repossession or foreclosure occurs, a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction.  ASU 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014; the Company’s first quarter of fiscal 2016.  The Company is in the process of evaluating the impact of ASU 2014-04 on its financial statements and processes.

ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity) (“ASU 2014-08”).”  In April 2014, the FASB issued guidance on reporting discontinued operations and disclosures of the discontinued operations due to disposals of small groups of assets that are recurring in nature, which could cause the presentation of their disclosure to possibly be misleading to stakeholders.  The main provisions revolve around the disclosure of a disposal of a component of an entity or group of components if the disposal represents a strategic shift that has or will have major effects on an entity’s operations and financial results.  This update requires companies to disclose the assets, liabilities, operating and investing cash flows, pre-tax profit and loss, and significant non-cash items of the discontinued operations in comparative periods.  ASU 2014-08 is effective for disposals that occur within the annual periods, and interim periods within those annual periods, beginning after December 15, 2014; the Company’s first quarter of fiscal 2016.  The Company is in the process of evaluating the impact of ASU 2014-08 on its financial statements and processes.

ASU 2014-09 — “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”).”  In May 2014, the FASB issued ASU 2014-09 to enhance the presentation of revenue from contracts.  The guidance was released to ensure consistency for revenue recognition across industries and generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRS”).  The main provision of the principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance affects companies which enter into contracts for goods or services in exchange for the transfer of nonfinancial assets unless those contracts are within the scope of other standards.  ASU 2014-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017; the Company’s first quarter of fiscal 2019.  The Company is in the process of evaluating the impact of ASU 2014-09 on its financial statements and processes.

ASU 2014-11 — “Transfers and Servicing (Topic 860): Repurchase- to- Maturity Transactions, Repurchase Financings, and Disclosures (“ASU 2014-11”).”  In June 2014, the FASB issued ASU 2014-11 to amend pronouncements related to the disclosure of repurchase-to-maturity transactions to be accounted for as secured borrowings.  This update will create consistency with how repurchase agreements are disclosed.  Information will be required for sale transactions that are economically similar to repurchase agreements.  In addition, the amendments require disclosure of the types of collateral pledged in repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions and the tenor of those transactions.  Updated secured borrowing accounting will be applicable for transactions that involve a transfer of a financial asset executed at the same time with a repurchase agreement with the same counterparty (a repurchase financing).  ASU 2014-11 is effective for disposals occurring after annual periods, and interim periods within those annual periods, starting December 15, 2014; the Company’s first quarter of fiscal 2016.  The Company is in the process of evaluating the impact of ASU 2014-11 on its financial statements and processes.

2.             ASSETS SEGREGATED FOR REGULATORY PURPOSES

At June 30, 2014, SWS held cash of approximately $190,240,000 segregated in special reserve bank accounts for the exclusive benefit of customers under Rule 15c3-3 under the Exchange Act.  SWS had no reserve deposits in special reserve bank accounts for the Proprietary Accounts of Brokers (the “PAB”) at June 30, 2014.

At June 30, 2013, SWS held cash of approximately $164,737,000 segregated in special reserve bank accounts for the exclusive benefit of customers under Rule 15c3-3 under the Exchange Act.  SWS had no reserve deposits in special reserve bank accounts for the PAB at June 30, 2013.

3.             RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

At June 30, 2014 and June 30, 2013, SWS had receivable from and payable to brokers, dealers and clearing organizations related to the following (in thousands):

	2014	2013
Receivable:
Securities failed to deliver	$23,865	$9,708
Securities borrowed	1,878,752	1,546,376
Correspondent broker/dealers	33,982	45,435
Clearing organizations	48,553	25,285
Other	7,789	71,670
	$1,992,941	$1,698,474

Payable:
Securities failed to receive	$28,210	$39,024
Securities loaned	1,834,089	1,471,319
Correspondent broker/dealers	14,386	16,352
Other	37,291	6,276
	$1,913,976	$1,532,971

Securities failed to deliver and receive represent the contractual value of securities that have not been delivered or received subsequent to settlement date.  Securities borrowed and loaned represent deposits made to or received from other broker/dealers relating to these transactions.  These deposits approximate the market value of the underlying securities.

SWS clears securities transactions for correspondent broker/dealers.  Proprietary settled securities and related transactions for these correspondents are included in the receivable from and payable to brokers, dealers and clearing organizations.

SWS participates in the securities borrowing and lending business by borrowing and lending securities other than those of its clients.  SWS obtains or releases collateral as prices of the underlying securities fluctuate.  Both of these activities are reported on a gross basis by counterparty.  The following table provides information about these receivables and related collateral amounts at June 30, 2014 and 2013.

June 30, 2014

(in thousands)

	Gross amounts of recognized	Gross amounts offset in the	Net amounts of assets presented in	Gross amounts not offset in the statement of financial position
Description	assets/ liabilities	statement of financial position	the statement of financial position	Financial instruments	Cash collateral	Net amount
Securities Borrowed	$1,878,752	$—	$1,878,752	$(1,878,752)	$—	$—
Securities Loaned (1)	1,834,089	—	1,834,089	(1,834,089)	—	—

June 30, 2013

(in thousands)

	Gross amounts of recognized	Gross amounts offset in the	Net amounts of assets presented in	Gross amounts not offset in the statement of financial position
Description	assets/ liabilities	statement of financial position	the statement of financial position	Financial instruments	Cash collateral	Net amount
Securities Borrowed	$1,546,376	$—	$1,546,376	$(1,546,376)	$—	$—
Securities Loaned (1)	1,471,319	—	1,471,319	(1,471,319)	—	—

(1)  Under securities lending agreements, SWS repledged $1,807,198,000 and $1,452,911,000 at June 30, 2014 and 2013, respectively.

4.                                      RECEIVABLE FROM AND PAYABLE TO CLIENTS

Receivable from and payable to clients include amounts due on cash and margin transactions.  Included in these amounts are receivable from and payable to noncustomers (as defined by Rule 15c3-3 under the Exchange Act, principally officers, directors and related accounts), which aggregated approximately $241,000 and $221,000, respectively, at June 30, 2014 and $766,000 and $10,000, respectively, at June 30, 2013.  Securities owned by customers and noncustomers that collateralize the receivable are not reflected in the accompanying consolidated financial statements.

SWS pays interest on certain customer “free credit” balances available for reinvestment.  The aggregate balance of such funds was approximately $313,166,000 and $304,016,000 at June 30, 2014 and June 30, 2013, respectively.  At June 30, 2014 and during fiscal year 2014, the weighted average interest rate and the interest rate paid on these balances was 0.02%.   During fiscal 2013, the weighted average interest rate and the interest rate paid on these balances was 0.02%.

SWS maintains an allowance for doubtful accounts which represents amounts, that in the judgment of management, are necessary to adequately absorb losses from known and inherent risks in receivables from customers.  Provisions made to this allowance are charged to operations and are included in other expense in the Consolidated Statements of Comprehensive Loss.  At June 30, 2014 and June 30, 2013, all unsecured customer receivables are provided for in this allowance.  The allowance was $150,000 and $168,000 at June 30, 2014 and June 30, 2013, respectively.

5.             LOANS AND ALLOWANCE FOR PROBABLE LOAN LOSSES

The Bank grants loans to customers primarily within Texas and New Mexico.  Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is dependent upon the general economic conditions in Texas and New Mexico.

Loans receivable at June 30, 2014 and June 30, 2013 are summarized as follows and include unamortized discounts and premiums and deferred loan fees and costs of $498,000 and $997,000 at June 30, 2014 and 2013, respectively (in thousands):

	2014	2013
Loans measured at fair value:
Commercial real estate	$9,901	$2,662
Multifamily	43,247	11,095
	53,148	13,757
Other loans receivable:
Residential construction	650	1,367
Lot and land development	5,152	8,988
1-4 family	217,144	233,947
Commercial real estate	183,389	213,452
Multifamily	97,884	88,738
Commercial loans	61,420	58,718
Consumer loans	3,511	1,959
	569,150	607,169
	622,298	620,926
Allowance for probable loan losses	(7,942)	(12,343)
	$614,356	$608,583

At June 30, 2014 and 2013, the 1-4 family loans included $133,854,000 and $174,037,000, respectively, of purchased mortgage loans held for investment.  The loans, which are subject to policies and procedures governing credit underwriting standards and funding requirements, consisted of participations in newly originated residential loans from various mortgage bankers nationwide purchased at par.  Loans purchased, excluding certain purchased loans which have shown evidence of deterioration since origination as of the date of the acquisition, that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses.  The Bank assessed accounting for all loans acquired during the year and none of these loans meet the criteria for ASC 310-30 “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”).

The Bank’s liquidity has increased due to lower mortgage purchase program volumes.  Because the volumes have not been replaced with current loan originations, the Bank made two loan purchases in the third quarter of 2014. The loans purchased were all single family residence mortgages and totaled approximately $40,000,000.

To supplement the originated held for investment loan portfolio, the Bank may purchase loans or pools of loans. For any potential purchase, detailed due diligence is performed to ensure credit quality is in line with the credit standards of originated loans. To determine applicability of ASC 310-30, the credit due diligence includes reviews of collateral values, accuracy and completeness of loan documentation, appropriate credit scores, and underwriting standards that are in line with the Bank’s debt to income standards. The codification requires that loans acquired are recorded at a price less than its contractually required payments receivable. The difference between the price and the contractually required payments receivable is attributable to the time value of money. The Bank does not have any loans accounted for under ASC 310-30 for the periods presented in these financials statements. All purchase documents are reviewed to determine sale treatment and compliance with ASC 860. Completed purchases are included in the appropriate category for allowance for loan loss calculations.

The analysis of the allowance for loan losses for fiscal years 2014, 2013 and 2012 and the recorded investment in loans receivable at June 30, 2014, 2013 and 2012 were as follows (in thousands):

	June 30, 2014
	Residential Construction	Lot and Land Development	1-4 Family	Commercial Real Estate	Multifamily	Commercial	Consumer	Total

Allowance for credit losses:
Balance at beginning of period	$49	$374	$1,528	$3,290	$3,567	$3,530	$5	$12,343
Charge-offs	—	(4)	(315)	(51)	—	(67)	—	(437)
Recoveries	129	211	265	713	—	79	—	1,397
Net recoveries (charge-offs)	129	207	(50)	662	—	12	—	960
(Recapture) provision charged to operations	(177)	(554)	(29)	(1,349)	(937)	(2,323)	8	(5,361)
Balance at end of period	$1	$27	$1,449	$2,603	$2,630	$1,219	$13	$7,942
Ending balance: individually evaluated for impairment	$—	$—	$39	$458	$—	$410	$—	$907
Ending balance: collectively evaluated for impairment	$1	$27	$1,410	$2,145	$2,630	$809	$13	$7,035

Financing receivables:
Balance at end of period	$650	$5,152	$217,144	$183,389	$97,884	$61,420	$3,511	$569,150
Ending balance: individually evaluated for impairment	$551	$677	$5,672	$9,458	$—	$4,119	$—	$20,477
Ending balance: collectively evaluated for impairment	$99	$4,475	$211,472	$173,931	$97,884	$57,301	$3,511	$548,673

	June 30, 2013
	Residential Construction	Lot and Land Development	1-4 Family	Commercial Real Estate	Multifamily	Commercial	Consumer	Total

Allowance for credit losses:
Balance at beginning of period	$350	$1,310	$3,235	$10,628	$2,866	$4,004	$9	$22,402
Charge-offs	—	(182)	(524)	(2,131)	—	(1,659)	—	(4,496)
Recoveries	194	215	97	230	1,000	409	10	2,155
Net recoveries (charge-offs)	194	33	(427)	(1,901)	1,000	(1,250)	10	(2,341)
(Recapture) provision charged to operations	(495)	(969)	(1,280)	(5,437)	(299)	776	(14)	(7,718)
Balance at end of period	$49	$374	$1,528	$3,290	$3,567	$3,530	$5	$12,343
Ending balance: individually evaluated for impairment	$23	$233	$178	$105	$—	$2,090	$—	$2,629
Ending balance: collectively evaluated for impairment	$26	$141	$1,350	$3,185	$3,567	$1,440	$5	$9,714

Financing receivables:
Balance at end of period	$1,367	$8,988	$233,947	$213,452	$88,738	$58,718	$1,959	$607,169
Ending balance: individually evaluated for impairment	$605	$2,428	$9,361	$12,271	$—	$7,467	$—	$32,132
Ending balance: collectively evaluated for impairment	$762	$6,560	$224,586	$201,181	$88,738	$51,251	$1,959	$575,037

	June 30, 2012
	Residential Construction	Lot and Land Development	1-4 Family	Commercial Real Estate	Multifamily	Commercial	Consumer	Total

Allowance for credit losses:
Balance at beginning of period	$531	$3,168	$6,107	$28,306	$871	$5,417	$33	$44,433
Charge-offs	(1,513)	(2,588)	(2,804)	(7,505)	(6,954)	(4,260)	(11)	(25,635)
Recoveries	158	209	179	383	—	199	1	1,129
Net charge-offs	(1,355)	(2,379)	(2,625)	(7,122)	(6,954)	(4,061)	(10)	(24,506)
Provision (recapture) charged to operations	1,174	521	(247)	(10,556)	8,949	2,648	(14)	2,475
Balance at end of period	$350	$1,310	$3,235	$10,628	$2,866	$4,004	$9	$22,402
Ending balance: individually evaluated for impairment	$—	$92	$120	$1,736	$—	$495	$1	$2,444
Ending balance: collectively evaluated for impairment	$350	$1,218	$3,115	$8,892	$2,866	$3,509	$8	$19,958

Financing receivables:
Balance at end of period	$3,954	$18,431	$383,167	$326,997	$20,110	$101,440	$1,943	$856,042
Ending balance: individually evaluated for impairment	$648	$3,655	$19,760	$24,060	$—	$2,921	$3	$51,047
Ending balance: collectively evaluated for impairment	$3,306	$14,776	$363,407	$302,937	$20,110	$98,519	$1,940	$804,995

As of June 30, 2014 and 2013, the ratio of loan loss allowance to ending loan balance, excluding purchased mortgage loans held for investment and loans measured at fair value, was 1.82% and 2.85%, respectively.  At June 30, 2014, the Bank recorded a loan loss allowance for purchased mortgage loans held for investment greater than 30 days old of $136,000.  At June 30, 2013, there was no loan loss allowance for purchased mortgage loans held for investment because they are held on average for 25 days or less, which substantially reduces credit risk.

Loans receivable on non-accrual status as of June 30, 2014 and 2013 were as follows (in thousands):

	June 30, 2014	June 30, 2013
Residential construction	$546	$601
Lot and land development	291	2,418
1-4 family	5,686	7,792
Commercial real estate	3,946	7,611
Commercial loans	3,852	4,024
	$14,321	$22,446

Loans are classified as non-performing when they are 90 days or more past due as to principal or interest or when reasonable doubt exists as to timely collectibility.  The Bank uses a standardized review process to determine which loans should be placed on non-accrual status.  At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income.  Interest income on non-accrual loans is subsequently recognized to the extent cash payments are received for loans where full collection is likely.  For loans where full collection is not likely, interest payments are applied to the outstanding principal and interest income is only recognized if full payment is made.  The average recorded investment in non-accrual loans at June 30, 2014 and 2013 was approximately $16,614,000 and $25,516,000, respectively.  There was $86,000, $226,000 and $1,186,000 of interest income recorded on the non-accrual loans, prior to being placed on non-accrual status, in the fiscal years 2014, 2013, and 2012.

The following tables highlight the Bank’s recorded investment and unpaid principal balance for impaired loans by type as well as the related allowance, average recorded investment and interest income recognized as of June 30, 2014 and 2013 (in thousands):

	Recorded Investment(1)	Unpaid Principal Balance(1)	Related Allowance	Average Recorded Investment(2)	Interest Income Recognized(3)
June 30, 2014
With no related allowance recorded:
Residential construction	$551	$738	$—	$483	$—
Lot and land development	677	776	—	309	30
1-4 family	5,182	6,827	—	5,513	32
Commercial real estate	6,852	8,015	—	6,005	65
Commercial loans	336	356	—	3,851	55
	13,598	16,712	—	16,161	182

	Recorded Investment(1)	Unpaid Principal Balance(1)	Related Allowance	Average Recorded Investment(2)	Interest Income Recognized(3)
June 30, 2014
With an allowance recorded:
Residential construction	$—	$—	$—	$90	$—
Lot and land development	—	—	—	935	—
1-4 family	490	493	39	1,930	—
Commercial real estate	2,606	2,652	458	2,203	66
Commercial loans	3,783	3,832	410	1,979	—
	6,879	6,977	907	7,137	66

June 30, 2014
Total
Residential construction	$551	$738	$—	$573	$—
Lot and land development	677	776	—	1,244	30
1-4 family	5,672	7,320	39	7,443	32
Commercial real estate	9,458	10,667	458	8,208	131
Commercial loans	4,119	4,188	410	5,830	55
	$20,477	$23,689	$907	$23,298	$248

June 30, 2013
With no related allowance recorded:
Residential construction	$383	$471	$—	$438	$—
Lot and land development	102	324	—	807	—
1-4 family	5,818	7,712	—	7,674	17
Commercial real estate	9,006	12,239	—	7,785	167
Commercial loans	4,430	5,092	—	1,582	26
	19,739	25,838	—	18,286	210

	Recorded Investment(1)	Unpaid Principal Balance(1)	Related Allowance	Average Recorded Investment(2)	Interest Income Recognized(3)
June 30, 2013
With an allowance recorded:
Residential construction	$222	$283	$23	$191	$—
Lot and land development	2,326	2,543	233	1,879	—
1-4 family	3,543	3,870	178	6,398	67
Commercial real estate	3,265	4,188	105	10,048	15
Commercial loans	3,037	3,032	2,090	2,288	129
	12,393	13,916	2,629	20,804	211

June 30, 2013
Total
Residential construction	$605	$754	$23	$629	$—
Lot and land development	2,428	2,867	233	2,686	—
1-4 family	9,361	11,582	178	14,072	84
Commercial real estate	12,271	16,427	105	17,833	182
Commercial loans	7,467	8,124	2,090	3,870	155
	$32,132	$39,754	$2,629	$39,090	$421

(1)         The difference between the unpaid principal balance and the recorded investment of impaired loans with no related allowance recorded is primarily comprised of partial charge-offs that were previously recognized

(2)         Represents the average recorded investment for the fiscal years ended June 30, 2014 and 2013, respectively.

(3)         Represents interest income recognized on impaired loans for the fiscal years ended June 30, 2014 and 2013, respectively.

The Bank prepares a criticized and classified loan report that it uses to assist in calculating an adequate allowance for loan losses.  The following tables summarize this report and highlight the overall quality of the Bank’s financing receivables as of June 30, 2014 and 2013 (in thousands):

	Pass	Special Mention(1)	Substandard(2)	Total

June 30, 2014
Loans measured at fair value:
Commercial real estate	$9,901	$—	$—	$9,901
Multifamily	43,247	—	—	43,247
	53,148	—	—	53,148
Other loans receivable:
Residential construction	104	—	546	650
Lot and land development	4,172	—	980	5,152
1-4 family	211,278	107	5,759	217,144
Commercial real estate	155,619	4,522	23,248	183,389
Multifamily	97,884	—	—	97,884
Commercial loans	47,397	8,096	5,927	61,420
Consumer loans	3,511	—	—	3,511
	519,965	12,725	36,460	569,150
	$573,113	$12,725	$36,460	$622,298

	Pass	Special Mention(1)	Substandard(2)	Total

June 30, 2013
Loans measured at fair value:
Commercial real estate	$2,662	$—	$—	$2,662
Multifamily	11,095	—	—	11,095
	13,757	—	—	13,757
Other loans receivable:
Residential construction	766	—	601	1,367
Lot and land development	5,605	—	3,383	8,988
1-4 family	225,434	234	8,279	233,947
Commercial real estate	171,085	7,631	34,736	213,452
Multifamily	88,046	—	692	88,738
Commercial loans	47,680	1,324	9,714	58,718
Consumer loans	1,959	—	—	1,959
	540,575	9,189	57,405	607,169
	$554,332	$9,189	$57,405	$620,926

(1)         These loans are currently protected by the current sound worth and paying capacity of the obligor, but have a potential weakness that would create a higher credit risk.

(2)         These loans exhibit well-defined weaknesses that could jeopardize the ultimate collection of all or part of the debt.  Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged.  They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.  Loss potential, while existing in the aggregate for substandard assets, does not have to exist in individual assets classified as “Substandard.”

The following tables highlight the age of the Bank’s past due financing receivables as of June 30, 2014 and 2013 (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
June 30, 2014
Loans measured at fair value:
Commercial real estate	$—	$—	$—	$—	$9,901	$9,901	$—
Multifamily	—	—	—	—	43,247	43,247	—
	—	—	—	—	53,148	53,148	—
Other loans receivable:
Residential construction	—	—	—	—	650	650	—
Lot and land development	—	—	14	14	5,138	5,152	—
1-4 family	117	643	740	1,500	215,644	217,144	—
Commercial real estate	3,008	1,782	1,190	5,980	177,409	183,389	—
Multifamily	—	—	—	—	97,884	97,884	—
Commercial loans	3	785	3,688	4,476	56,944	61,420	—
Consumer loans	—	—	—	—	3,511	3,511	—
	3,128	3,210	5,632	11,970	557,180	569,150	—
	$3,128	$3,210	$5,632	$11,970	$610,328	$622,298	$—

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
June 30, 2013
Loans measured at fair value:
Commercial real estate	$—	$—	$—	$—	$2,662	$2,662	$—
Multifamily	—	—	—	—	11,095	11,095	—
	—	—	—	—	13,757	13,757	—
Other loans receivable:
Residential construction	—	—	—	—	1,367	1,367	—
Lot and land development	173	370	80	623	8,365	8,988	—
1-4 family	914	234	2,816	3,964	229,983	233,947	—
Commercial real estate	1,396	1,153	4,826	7,375	206,077	213,452	—
Multifamily	692	—	—	692	88,046	88,738	—
Commercial loans	750	3,812	135	4,697	54,021	58,718	—
Consumer loans	—	—	—	—	1,959	1,959	—
	3,925	5,569	7,857	17,351	589,818	607,169	—
	$3,925	$5,569	$7,857	$17,351	$603,575	$620,926	$—

In certain circumstances, the Bank modifies the terms of its loans to a troubled borrower.  Modifications may include extending the maturity date, reducing the stated interest rate, rescheduling future cash flows or some combination thereof.  The Bank accounts for the modification as a TDR.

Loans that have been modified in a TDR continue to be considered restructured until paid in full.  These loans, including loans restructured in the prior 12 months that defaulted during the period, are individually evaluated for impairment taking into consideration payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  A specific allowance for an impaired loan that has been modified in a TDR is established when the loan’s fair value is lower than its recorded investment.  In addition, the historical loss rates of loans modified in TDRs, by portfolio segment, are factored into the formula utilized to determine the general allowance for probable loan losses.

The table below presents the recorded investment in loans modified in TDRs as of June 30, 2014 and 2013 (in thousands):

	June 30, 2014	June 30, 2013
Residential construction	$551	$605
Lot and land development	662	4,927
1-4 family	4,932	7,690
Commercial real estate	6,812	4,574
Commercial	656	497
	$13,613	$18,293

The allowance for loan losses associated with loans modified in TDRs as of June 30, 2014 and 2013, was $96,000 and $447,000, respectively.  The recorded investment includes $4,615,000 and $6,685,000 of loans on accrual status as of June 30, 2014 and 2013, respectively.  Loans modified in TDRs are placed on accrual status when a reasonable period of payment performance by the borrower demonstrates the ability and capacity to meet the restructured terms.

The following table summarizes the financial effects of loan modifications accounted for as TDRs that occurred during fiscal 2014 and 2013 (dollars in thousands):

	June 30, 2014			June 30, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment(1)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment(1)
Residential construction	—	$—	$—	4	$648	$648
Lot and land development	—	—	—	8	4,331	4,331
1-4 family	4	243	243	11	1,927	1,906
Commercial real estate	3	3,991	3,991	5	3,232	3,227
Commercial	1	168	168	2	259	259
	8	$4,402	$4,402	30	$10,397	$10,371

(1) Post-modification balances include direct charge-offs recorded at the time of modification.

The table below summarizes the type of loan modifications made and the post modification outstanding recorded investment for TDRs during fiscal 2014 and 2013 (in thousands):

	Amount of TDR Loan Modifications
Type of Modification	June 30, 2014	June 30, 2013
Maturity date extension	$103	$1,475
Reduction of the stated interest rate	—	60
Rescheduled future cash flows	4,159	983
Combination of maturity date extension and rescheduling of future cash flows	31	4,942
Combination of maturity date extension and reduction of the stated interest rate	109	706
Combination of maturity date extension, reduction of the stated interest rate, and rescheduling of future cash flows	—	2,013
Combination of reduction of the stated interest rate and rescheduling of future cash flows	—	192
	$4,402	$10,371

Loan modifications accounted for as TDRs within the previous 12 months that subsequently defaulted (a payment default is defined as a loan 60 days or more past due) during fiscal 2014 and 2013 are summarized in the following table (dollars in thousands):

	June 30, 2014		June 30, 2013
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
1-4 family	2	$272	1	$1,799
Commercial	—	—	2	839
	2	$272	3	$2,638

The Bank has elected to measure certain loans at fair value.  See discussion in Note 1(x), Fair Value of Financial Instruments and Note 1(g), Loans and Allowance for Loan Losses.  The Bank recognized interest income on loans measured at fair value separately from other changes in fair value.  As of June 30, 2014, there were no loans measured at fair value on non-accrual status or 90 days or more past due and still accruing.

The following tables summarize the amortized cost, gross unrealized gains and losses and the fair value of loans measured at fair value at June 30, 2014 and 2013 for the Bank (in thousands):

	Amortized Cost	Gross Unrealized Gains (1)	Gross Unrealized Losses (1)	Fair Value

June 30, 2014

Commercial real estate	$9,791	$131	$(21)	$9,901
Multifamily	42,642	610	(5)	43,247
	$52,433	$741	$(26)	$53,148

	Amortized Cost	Gross Unrealized Losses (1)	Fair Value

June 30, 2013

Commercial real estate	$2,787	$(125)	$2,662
Multifamily	11,115	(20)	11,095
	$13,902	$(145)	$13,757

(1)  Unrealized gains (losses) are recorded in other revenues on the Consolidated Statements of Comprehensive Loss.

Variable Interest Entities.

The loans to commercial borrowers noted in the table below, which have been modified as a troubled debt restructuring, triggering a reconsideration event, meet the definition of a VIE because the legal entities have a total equity investment at risk that is not sufficient to permit the entity to finance its activities without additional subordinated financial support, leading to the borrowers request for a loan modification.  The Company, however, does not meet the definition of a primary beneficiary of the legal entities even though the Company has customary lender’s rights and remedies, as provided in the related promissory notes and loan agreements.  The Company does not possess the power to direct the activities of the legal entities that most significantly impact the legal entities economic performance nor does the Company have the obligation to absorb potentially significant losses or the right to receive potentially significant benefits from the legal entities.  Accordingly, the legal entities are not consolidated in the Company’s financial statements.

The following table presents the carrying amount and maximum exposure to loss associated with the Company’s variable interests in unconsolidated VIEs as of June 30, 2014 and 2013 (dollars in thousands):

	June 30, 2014			June 30, 2013
	Number of VIEs	Carrying Amount of Assets	Maximum Exposure to Loss	Number of VIEs	Carrying Amount of Assets	Maximum Exposure to Loss

Loans to commercial borrowers	10	$7,794	$6,481	17	$10,639	$9,072

The carrying amount of the Company’s recorded investment in these loans is included in loans, net of allowance for loan losses in the Consolidated Statements of Financial Condition.

6.             SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

Securities owned and securities sold, not yet purchased at June 30, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Securities owned:
Corporate equity securities	$1,155	$1,520
Municipal obligations	52,247	30,116
U.S. government and government agency obligations	50,559	41,529
Corporate obligations	95,712	127,899
Other-primarily unit investment trusts	35,952	8,569
	$235,625	$209,633

Securities sold, not yet purchased:
Municipal obligations	$9	$10
U.S. government and government agency obligations	74,391	54,086
Corporate obligations	46,814	80,639
Other	141	—
	$121,355	$134,735

Securities owned and securities sold, not yet purchased are carried at fair value.  See additional discussion in Note 1(x), Fair Value of Financial Instruments.

Some of these securities were pledged as collateral to secure short-term borrowings (see Note 13, Short-Term Borrowings) and as security deposits at clearing organizations for the Company’s clearing business.  At June 30, 2014 and 2013, securities pledged as security deposits at clearing organizations were $7,099,000 and $3,000,000, respectively.

The Company also enters into “to-be-announced” securities (“TBAs”) in order to assist clients (generally small to mid-size mortgage loan originators) in hedging the interest rate risk associated with the mortgages owned by the clients.  In general, the Company will enter into a TBA purchase agreement with the client and then immediately enter into a TBA sale agreement with identical terms and the same settlement date with a separate counter-party.  The Company earns revenue through a commission charged to the customer.  Because the Company has purchased and sold the same security, it is no longer exposed to market movements of the underlying TBA.  At June 30, 2014, the Company had unsettled TBA purchase contracts and offsetting TBA sale agreements in the notional amount of $1,081,284,000.

7.             SECURITIES HELD TO MATURITY

Securities held to maturity consisted of the following (in thousands):

	June 30, 2014	June 30, 2013

Government National Mortgage Association (“GNMA”) Securities	$12,549	$17,423

In March 2011, the Bank purchased GNMA securities at a cost of $35,525,000, including a premium of $525,000.  The premium is amortized over the period from the date of purchase to the stated maturity date (15 years) of the GNMA securities using the interest method.  These securities are classified as held to maturity and are accounted for at amortized cost.  The weighted average yield on this investment is expected to be 2.4% and the weighted average maturity is expected to be 2.0 years.

The Bank recorded $77,000, $117,000 and $190,000 in amortization of the premiums during fiscal years 2014, 2013 and 2012, respectively.  During fiscal years 2014, 2013 and 2012 the Bank received $5,239,000, $9,019,000 and $8,992,000 of principal and interest payments, respectively, recording $442,000, $654,000 and $910,000 in interest, respectively.

The amortized cost, estimated fair value and unrecognized holding gain of securities held to maturity at June 30, 2014, by contractual maturity date, are shown below (in thousands).  Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Securities Held to Maturity
	Amortized Cost	Fair Value	Unrecognized Holding Gain

Due after ten years	$12,549	$12,952	$403

8.             SECURITIES PURCHASED/SOLD UNDER AGREEMENTS TO RESELL/REPURCHASE

At June 30, 2014 and 2013, SWS held reverse repurchase agreements collateralized by U.S. government and government agency obligations and securities sold under repurchase agreements.  These securities are reported on a gross basis in the Consolidated Statements of Financial Condition.

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date.  Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions.  The Company may be required to provide additional collateral based on the fair value of the underlying securities.  The Company monitors the fair value of the underlying securities on a daily basis.  Interest on these amounts is accrued and is included in the Consolidated Statements of Financial Condition in other liabilities.

The following table provides information about these instruments and any related collateral amounts at June 30, 2014 and 2013 (in thousands):

June 30, 2014

	Gross amounts of recognized	Gross amounts offset in the	Net amounts of assets presented in	Gross amounts not offset in the statement of financial position
Description	assets/ liabilities	statement of financial position	the statement of financial position	Financial instruments	Cash collateral	Net amount
Reverse Repurchase Agreements	$72,582	$—	$72,582	$(72,346)	$—	$236
Repurchase Agreements	39,343	—	39,343	(39,343)	—	—

June 30, 2013

	Gross amounts of recognized	Gross amounts offset in the	Net amounts of assets presented in	Gross amounts not offset in the statement of financial position
Description	assets/ liabilities	statement of financial position	the statement of financial position	Financial instruments	Cash collateral	Net amount
Reverse Repurchase Agreements	$51,996	$—	$51,996	$(51,808)	$—	$188
Repurchase Agreements	37,012	—	37,012	(37,012)	—	—

9.             SECURITIES AVAILABLE FOR SALE

SWS Group owns shares of common stock of Westwood Group, Inc. (“Westwood”), which it classifies as securities available for sale.  In addition to the shares of common stock owned by SWS Group, the Bank owns U.S. government and government agency and municipal obligations that are available for sale.  The unrealized holding gains (losses), net of tax, related to these securities are recorded as a separate component of stockholders’ equity on the Consolidated Statements of Financial Condition.

The following tables summarize the cost of equity securities, amortized cost of debt securities and market value of these investments at June 30, 2014 and 2013 (dollars in thousands):

		Original/	Gross	Gross	Gross
	Shares	Amortized	Unrealized	Unrealized	Realized	Market
	Held	Cost	Gains	Losses	Losses	Value
June 2014
Westwood common stock	2,219	$7	$216	$—	$(90)	$133
Continuous unrealized loss less than 12 months:
U.S. government and government agency obligations	N/A	204,265	869	(476)	—	204,658
Municipal obligations	N/A	24,982	325	(8)	—	25,299
Continuous unrealized loss for 12 months or greater:
U.S. government and government agency obligations	N/A	254,643	—	(6,788)	—	247,855
Municipal obligations	N/A	17,125	—	(222)	—	16,903
		$501,022	$1,410	$(7,494)	$(90)	$494,848

		Original/	Gross	Gross	Gross
	Shares	Amortized	Unrealized	Unrealized	Realized	Market
	Held	Cost	Gains	Losses	Losses	Value
June 2013
Westwood common stock	3,405	$7	$170	$—	$(31)	$146
Continuous unrealized loss less than 12 months:
U.S. government and government agency obligations	N/A	479,970	138	(9,239)	—	470,869
Municipal obligations	N/A	29,289	—	(1,065)	—	28,224
Continuous unrealized loss for 12 months or greater:
U.S. government and government agency obligations	N/A	4,127	—	(90)	—	4,037
		$513,393	$308	$(10,394)	$(31)	$503,276

In fiscal 2014 and 2013, the Bank purchased U.S. government and government agency and municipal obligations securities at a cost of $177,085,000 and $319,836,000, including a net premium of $2,335,000 and $6,279,000, respectively.  The premium is amortized over the period from the date of purchase to the stated maturity date (weighted average of 4.13 years at June 30, 2014 and 4.51 years at June 30, 2013) using the interest method.

During fiscal 2014, 2013 and 2012, the Bank recorded $2,407,000, $1,868,000 and $744,000, respectively, in amortization of the premium and received $62,629,000, $47,129,000 and $16,718,000, respectively, of principal and interest payments, recording $12,640,000, $7,585,000 and $2,393,000, respectively, in interest income on these securities.

During fiscal 2014, U.S. government and municipal obligations of $37,635,000 matured and the issuer redeemed $7,500,000 of U.S. government agency securities, purchased at a discount, at par, resulting in no gain.  During fiscal 2013, municipal obligations of $495,000 matured and the issuer redeemed $41,500,000 of U.S. government agency securities, purchased at a discount, at par, resulting in a gain of $20,000.

During fiscal 2013, the Company recognized a realized gain of $3,550,000 in net gains on principal transactions and a $2,308,000 (the $3,550,000 net of tax) reclassification adjustment from accumulated other comprehensive income from the sale of shares of U.S. Home Systems, Inc. (USHS) common stock owned by SWS Group at June 29, 2012. In fiscal 2014, 2013 and 2012, the Bank sold $91,926,000, $25,788,000 and $66,936,000, respectively, in U.S. government and government agency securities, recognizing gains of $781,000, $100,000 and $557,000, respectively, in other revenue, a $508,000 (the $781,000 net of tax), $65,000 (the $100,000 net of tax) and $362,000 (the $557,000 net of tax), respectively, reclassification adjustment from accumulated other comprehensive income, respectively.

For the U.S. government and government agency obligations which were in a continuous unrealized loss position for 12 months or longer as of June 30, 2014, the Bank reviewed the circumstances of the loss position and determined that a permanent impairment was not necessary.  The Bank conducts an other-than-temporary impairment (“OTTI”) analysis on a quarterly basis.  A decline in the fair market value of the security below the recorded amount and the severity and duration of the decline triggers the OTTI analysis. For securities where the decline in fair market value is below the amortized cost, OTTI would be recognized if: (i) the Bank had the intent to sell the security, (ii) the Bank determines that it is more likely than not that the Bank would be required to sell the security before recovery of its amortized cost and (iii) the Bank does not expect to recover the entire amortized cost of the security.  In estimating the Bank’s ability to recover the amortized cost basis of a security, the Bank considers the length of time the fair market value of the security has been less than the amortized cost, the extent to which the fair market value of the security is less than the amortized cost, the overall performance of the security and the financial condition of the issuer.

10.          INVESTMENTS

SWS has interests in four investment partnerships that it accounts for under the equity method, which approximates fair value as described in Note 1(x), Fair Value of Financial Instruments.  One is a limited partnership venture capital fund in which SWS has invested $5,000,000.  Based on a review of the fair value of this limited partnership interest, SWS determined that its share of the investments made by the limited partnership should be valued at $530,000 as of June 30, 2014 and $513,000 as of June 30, 2013.  SWS recorded net gains of $17,000 on this investment for fiscal year 2014 and net losses of $640,000 and $620,000 on this investment for fiscal years 2013 and 2012, respectively.  In fiscal 2013, SWS received cash distributions of $341,000 from this investment.  The limited partnership venture capital fund has entered into an agreement with the Small Business Administration (“SBA”) for a self-liquidation plan.

Two investments are limited partnership equity funds to which the Bank has commitments of $3,000,000 and $2,000,000, respectively, and are considered cost effective ways of meeting its obligations under the CRA.  As of June 30, 2014 and June 30, 2013, the Bank’s recorded investments in these partnerships were $3,046,000 and $3,782,000, respectively.  During the fiscal years 2014, 2013 and 2012, the Bank recorded a net loss of $736,000 and net gains of $882,000 and $1,192,000, respectively, related to these investments.  During the fiscal year 2014, the Bank received no cash distributions and during fiscal years 2013 and 2012, the Bank received distributions of $2,400,000 and $517,000, respectively, from these investments.

On January 28, 2009, the Bank executed a $4,500,000 loan agreement with one of the partnerships.  The loan was amended on November 16, 2009 to increase the note amount to $5,000,000.  The loan was renewed on September 26, 2012 with a maturity date of January 2, 2013.  At December 31, 2012, the loan was paid in full.  Prior to December 31, 2012, for the six-months ended December 31, 2012 and twelve-months ended June 30, 2012, the Bank earned approximately $111,000 and $243,000 in interest income, respectively.

On December 31, 2012, the Bank executed a new $5,000,000 loan agreement with one of the partnerships with a maturity date of December 31, 2015.  At June 30, 2014 and 2013, the outstanding balance was $3,848,000 and $2,549,000, respectively.  The loan bears interest at a rate of 4.25% per annum and interest is due monthly.  The Bank earned approximately $125,000 and $55,000 in interest income for the fiscal year ended June 30, 2014 and the six-months ended June 30, 2013, respectively.

In April 2012, the Bank acquired an interest in a private investment fund to obtain additional credit for its obligations under the CRA.  The Bank has committed to invest $3,000,000 in the fund and to date has contributed $480,000 in the fund, including $300,000 invested pursuant to capital calls in November 2013 and March 2014.  During the fiscal years 2014 and 2013, the Bank recorded net losses of $116,000 and $118,000, respectively, related to this investment.  The recorded investment in this fund was $232,000 and $62,000 at June 30, 2014 and June 30, 2013, respectively.  During fiscal year 2014, the Bank received a cash distribution of $14,000 from this investment.  During fiscal year 2013, the Bank received no cash distribution from this investment.

11.          INTEREST RATE SWAPS

In fiscal years 2013 and 2014, the Bank entered into forward-start interest rate swaps to mitigate risk from its exposure to variability in interest payments on the Bank’s variable rate deposits.  The Bank’s forward-start interest rate swaps exchange fixed for variable interest payments beginning at a pre-specified date in the future according to the terms of the swap agreements and are designated as cash flow hedges.  As of June 30, 2014 and June 30, 2013, the notional amount of interest rate swap agreements designated as cash flow hedging instruments was $115,000,000 with a net fair value of $(1,018,000), and $100,000,000 with a net fair value of $1,789,000, respectively, included in other assets and other liabilities, on the Consolidated Statements of Financial Condition.  During fiscal year 2014, the Bank recognized net losses of $479,000 in other revenue on the Consolidated Statements of Comprehensive Loss as a result of the termination of two liability position swaps and cash flow hedging ineffectiveness, with a loss of $286,000 related to the termination of $446,000 of liability position swaps and a loss of $180,000 for hedging ineffectiveness.  The effective portion of gains and losses on the terminated derivative instruments designated and qualifying as cash flow hedges recorded in accumulated other comprehensive income during the term of the hedging relationship and reclassified into earnings during 2014 was a loss of $13,000.

In addition, interest rate swaps are used by the Bank to manage interest rate risk on certain fixed rate loans funded with variable rate deposits which exposes the Bank to potential variability in its net interest margin.  These fixed rate loans include terms matching the interest rate swaps and are recorded at fair value under the fair value option election.  See discussion in Note 5, Loans and Allowance for Probable Loan Losses for information regarding these loans valued at fair value.  As of June 30, 2014 and June 30, 2013, the notional amount of interest rate swaps outstanding related to fixed rate loan transactions was $52,433,000 with a net fair value of $(457,000), and $13,902,000 with a fair value of $145,000, respectively, included in other assets and other liabilities on the Consolidated Statements of Financial Condition.  During the three-months ended December 31, 2013, the Bank paid its counterparty $12,000 to terminate one interest rate swap.

For the fiscal year 2014, net losses recognized in other revenue on the Consolidated Statements of Comprehensive Loss as a result of changes in fair value of the interest rate swaps, not designated as cash flow hedges, were $614,000.  For the fiscal year 2013, there were $145,000 gains recognized as a result of changes in fair value in other revenue on the Consolidated Statements of Comprehensive Loss.

At June 30, 2014 and 2013, the Bank had two securities with combined carrying amounts of approximately $9,516,000 and $9,967,000, respectively, and fair value amounts of approximately $9,372,000 and $9,673,000, respectively, pledged to secure interest rate swaps.

12.          INTANGIBLE ASSETS

On March 22, 2006, the Company entered into an agreement with TD Ameritrade Holding Corporation, (“Ameritrade”) to transfer Ameritrade’s correspondent clearing clients to the Company.  This transaction closed in July 2006.  As a result of this transaction, the Company recorded a customer relationship intangible of $5,060,000.  The intangible asset was amortized over a five year period at a rate based on the estimated future economic benefit of the customer relationships.  This intangible asset was fully amortized in July 2011 and SWS recognized approximately $6,000 of amortization expense in fiscal year 2012.

13.          SHORT-TERM BORROWINGS

Brokerage.

Uncommitted lines of credit

Southwest Securities has credit arrangements with commercial banks, which include broker loan lines up to $400,000,000.  These lines of credit are used primarily to finance securities owned, securities held for correspondent broker/dealer accounts, receivables in customers’ margin accounts and underwriting activities.  These lines may also be used to release pledged collateral against day loans. These credit arrangements are provided on an “as offered” basis and are not committed lines of credit.  These arrangements can be terminated at any time by the lender.  Any outstanding balance under these credit arrangements is due on demand and bears interest at rates indexed to the federal funds rate (0.09% at June 30, 2014 and 0.07% at June 30, 2013).  The total amount of borrowings available under these lines of credit is reduced by the amount available under the options trading unsecured letter of credit, referenced below.  At June 30, 2014, the amount outstanding under these secured arrangements was $59,000,000, which was collateralized by securities held for firm accounts valued at $99,202,000.  At June 30, 2013, the amount outstanding under these secured arrangements was $86,500,000, which was collateralized by securities held for firm accounts valued at $120,568,000.

At June 30, 2014 and June 30, 2013, Southwest Securities had a $20,000,000 unsecured line of credit that is due on demand and bears interest at rates indexed to the federal funds rate.  This credit arrangement is provided on an “as offered” basis and is not a committed line of credit.  The total amount of borrowings available under this line of credit is reduced by the amount outstanding on the line and under any unsecured letters of credit at the time of borrowing.  At June 30, 2014 and June 30, 2013, there were no amounts outstanding on this line.  At June 30, 2014 and 2013, the total amount available for borrowing was $20,000,000.

Committed lines of credit

On January 28, 2011, Southwest Securities entered into an agreement with an unaffiliated bank for a $45,000,000 committed revolving credit facility.  The commitment fee is 37.5 basis points per annum, and when drawn, the interest rate is equal to the federal funds rate plus 125 basis points.  The agreement provides that Southwest Securities must maintain a tangible net worth of at least $150,000,000.  The agreement was renewed on January 23, 2014 and has the same terms as the initial agreement.  As of June 30, 2014, there were no outstanding amounts under the committed revolving credit facility and as of June 30, 2013, there was $45,000,000 outstanding.  The secured borrowing was collateralized by securities with a value of $68,605,000 at June 30, 2013.

Letters of credit

At June 30, 2013, SWS had an irrevocable letter of credit agreement pledged to support customer open options positions with an options clearing organization.  Until drawn, the letter of credit bears interest at a rate of 0.5% per annum and is renewable semi-annually.  If drawn, the letter of credit bears interest at a rate of 0.5% per annum plus a fee.  At June 30, 2013, the maximum amount available under this letter of credit agreement was $75,000,000.  At June 30, 2013, the Company had outstanding, undrawn letters of credit of $50,000,000, bearing interest at a rate of 0.5% per annum.  The letter of credit was fully collateralized by marketable securities held in client and non-client margin accounts with a value of $71,035,000 at June 30, 2013.  The letter of credit was not renewed in the third quarter of fiscal 2014.

The Company also pledges customer securities to the Option Clearing Corporation to support open customer positions.  At June 30, 2014, the Company had pledged $74,326,000 to support these open customer positions.

In addition to using customer securities to collateralize short-term borrowings, SWS also loans client securities as collateral in conjunction with SWS’s securities lending activities.  At June 30, 2014, approximately $328,172,000 of client securities under customer margin loans was available to be pledged, of which SWS had pledged $26,890,000 under securities loan agreements.  At June 30, 2013, approximately $329,013,000 of client securities under customer margin loans was available to be pledged, of which SWS had pledged $18,408,000 under securities loan agreements.

Banking.

In the second quarter of fiscal 2010, the Bank entered into a secured line of credit agreement with the Federal Reserve Bank of Dallas.  This line of credit is secured by the Bank’s commercial loan portfolio.  This line is due on demand and bears interest at a rate equal to the federal funds target rate plus 50 basis points.  At June 30, 2014 and June 30, 2013, the total amount available under this line was $42,857,000 and $28,267,000, respectively.  There was no amount outstanding at June 30, 2014 and June 30, 2013.

14.          DEPOSITS

The Bank’s deposits at June 30, 2014 and 2013 consisted of the following (dollars in thousands):

	2014		2013
	Amount	Percent	Amount	Percent

Noninterest bearing demand accounts	$68,797	6.9%	$55,221	5.5%
Interest bearing demand accounts	7,921	0.8	7,723	0.8
Savings accounts	880,212	88.0	883,229	88.9
Limited access money market accounts	16,248	1.6	17,212	1.7
Certificates of deposit, less than $100,000	15,434	1.5	17,829	1.8
Certificates of deposit, $100,000 and greater	11,527	1.2	12,505	1.3
	$1,000,139	100.0%	$993,719	100.0%

The weighted average interest rate on the Bank’s deposits was approximately 0.04% at both June 30, 2014 and 2013, respectively.

At June 30, 2014, scheduled maturities of certificates of deposit were as follows (in thousands):

	1 Year or Less	> 1 Year Through 2 Years	> 2 Years Through 3 Years	> 3 Years Through 4 Years	Thereafter	Total
Certificates of deposit, less than $100,000	$12,907	$1,393	$328	$424	$382	$15,434
Certificates of deposit, $100,000 and greater	9,833	1,366	328	—	—	11,527
	$22,740	$2,759	$656	$424	$382	$26,961

The Bank is funded primarily by core deposits, with interest-bearing savings accounts from Southwest Securities’ customers making up a significant source of these deposits.

15.          ADVANCES FROM THE FEDERAL HOME LOAN BANK

At June 30, 2014 and 2013, advances from the FHLB were due as follows (in thousands):

	2014	2013
Maturity:
Due in one year	$1,551	$15,486
Due in two years	5,198	1,859
Due in five years	49,166	48,956
Due in seven years	8,292	12,809
Due in ten years	4,266	8,424
Due in twenty years	8,743	10,163
	77,216	97,697
Restructuring prepayment penalty	(86)	(132)
	$77,130	$97,565

The advances from the FHLB had interest rates ranging from less than 1% to 6% and were collateralized by approximately $220,052,000 in qualifying loans at June 30, 2014 (calculated at March 31, 2014).  The weighted average interest rate was 2.3% at June 30, 2014.  At June 30, 2013 (calculated at March 31, 2013), the advances from the FHLB had interest rates from less than 1% to 6% and were collateralized by approximately $181,000,000 in qualifying loans.  The weighted average interest rate was 2.7% at June 30, 2013.

During the second quarter of fiscal 2013, the Bank restructured a portion of its fixed-rate FHLB advances with lower-cost FHLB advances.  Upon restructuring, the Bank incurred a $166,000 prepayment penalty, which is being amortized using the effective interest method over the contractual term of the restructured advances.  Amortization expense for the fiscal years 2014 and 2013 was $46,000 and $34,000, respectively.

At June 30, 2014, the Bank had net borrowing capacity with the FHLB of $142,836,000.

16.          DEBT ISSUED WITH STOCK PURCHASE WARRANTS

On March 20, 2011, the Company entered into a Funding Agreement (the “Funding Agreement”) with Hilltop and Oak Hill.  On July 29, 2011, after receipt of stockholder and regulatory approval, the Company completed the following transactions contemplated by the Funding Agreement:

•                  entered into a $100,000,000, five year, unsecured credit agreement with Hilltop and Oak Hill that accrues interest at a rate of 8% per annum;

•                  issued warrants to Hilltop and Oak Hill allowing each to purchase up to 8,695,652 shares of the Company’s common stock; and

•                  granted Hilltop and Oak Hill certain rights, including certain registration rights, preemptive rights, and the right for each to appoint one person to the Company’s Board of Directors for so long as each owns 9.9% or more of all of the outstanding shares of the Company’s common stock or securities convertible into at least 9.9% of the Company’s outstanding common stock.

On July 29, 2011, in connection with the loans made by Hilltop and Oak Hill under the Credit Agreement, the Company issued a warrant to Hilltop to purchase up to 8,695,652 shares of common stock (and in certain cases described below, shares of Non-

Voting Perpetual Participating Preferred Stock, Series A (the “Series A Preferred Stock”)), and warrants to Oak Hill to purchase up to 8,695,652 shares of common stock (and in certain cases described below, shares of Series A Preferred Stock).  These warrants are exercisable for five years and have a fixed exercise price of $5.75 per share, subject to standard anti-dilution adjustments for extraordinary corporate transactions, such as stock splits, dividends and combinations, the issuance of stock purchase rights, debt or asset distributions (including cash), tender offers or exchange offers and entry into certain business combinations. In addition, the warrants have a weighted average anti-dilution adjustment in the event the Company issues shares of common stock at less than 90% of the market price of the common stock on the date prior to the pricing of such shares. For each of Hilltop and Oak Hill, the warrants represent approximately 17% of the Company’s common stock for each investor as of June 30, 2014 (assuming that the warrants are exercised in full).

The warrants provide that the Company would only issue shares of Series A Preferred Stock upon the exercise of warrants if it is necessary to prevent Hilltop or Oak Hill from owning or being deemed to own shares of the Company’s common stock in excess of the “Ownership Limit” provided in the warrants.  The “Ownership Limit” is 24.9% of any class of the securities of the Company or such level that Hilltop or Oak Hill reasonably determines would prevent them from being deemed to control the Company for purposes of the federal banking laws and regulations specified in the warrants.  No shares of Series A Preferred Stock are issued or outstanding at June 30, 2014 and June 30, 2013. For additional discussion concerning the Series A Preferred Stock see the discussion in Note 20, Preferred Stock.

The warrants are recorded as a liability in the Consolidated Statements of Financial Condition at fair value.  Initial and subsequent valuations of the warrants use a binomial valuation model.  At initial valuation, July 29, 2011, the closing stock price was $5.45 per share yielding a fair value of $24,136,000.  At June 30, 2014 and June 30, 2013, the closing stock prices used in the binomial valuation model were $7.28 and $5.45, respectively, and the warrants were valued at $27,796,000 and $24,197,000, respectively.  The change in fair value for fiscal years 2014, 2013 and 2012 of $(3,599,000), $3,613,000 and $(3,674,000), respectively, was reflected as an unrealized loss on warrants valuation for fiscal 2014 and 2012 and an unrealized gain on warrant valuation for fiscal 2013 on the Consolidated Statements of Comprehensive Loss.  The warrants are classified as Level 3 in the fair value hierarchy as disclosed in Note 26, Fair Value of Financial Instruments.

The loan is recorded as a liability with an 8% interest rate, a five year term and an effective interest rate of 14.9%.  At July 29, 2011, the discount on the loan was initially valued at $24,136,000 and is being accreted using the effective interest method.  For fiscal years 2014, 2013 and 2012, the Company recorded $4,667,000, $4,026,000 and $3,212,000, respectively, in accretion expense on the discount.  The resulting long-term debt balance at June 30, 2014 and 2013 was $87,769,000 and $83,102,000, respectively.  For both fiscal years 2014, 2013 and 2012, the cash portion of the interest expense paid on the loan to Hilltop and Oak Hill was $8,000,000, $8,000,000 and $7,355,000, respectively.

At July 29, 2011, legal and accounting fees, printing costs and other expenses associated with the loan and warrants totaled $2,459,000 and are being amortized on a straight-line method, which approximates the effective interest method, over the term of the loan.  For both fiscal years 2014, 2013 and 2012, interest expense charged to operations was $492,000, $492,000 and $451,000, respectively.

The Company recorded total interest expense for this obligation for the fiscal years 2014, 2013 and 2012 on the Consolidated Statements of Comprehensive Loss of $13,159,000, $12,518,000 and $11,018,000, respectively.

The Credit Agreement contains customary financial covenants which require the Company to, among other things:

•                  maintain a tangible net worth at least equal to the sum of $275,000,000 and 20% of cumulative consolidated net income (as defined in the Credit Agreement) for each fiscal quarter for which consolidated net income is positive;

•                  maintain a minimum unrestricted cash balance (as defined in the Credit Agreement) of at least $4,000,000;

•                  maintain an excess net capital balance at Southwest Securities of at least $100,000,000 as of the end of each calendar month; and

•                  maintain a total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio for the Bank that ensures the Bank is considered well capitalized or is required by federal law or regulation or action or directive by the Federal Reserve Board.

In addition, the covenants limit the Company’s and certain of the Company’s subsidiaries’ ability to, among other things:

•                  incur additional indebtedness;

•                  dispose of or acquire certain assets;

•                  pay dividends on the Company’s capital stock;

•                  make investments, including acquisitions; and

•                  enter into transactions with affiliates.

The Company was in compliance with the financial covenants under the Credit Agreement as of June 30, 2014.  Should the Company determine it needs additional debt at SWS Group, the Company would require regulatory approval and approval from Hilltop and Oak Hill.

If the proposed merger with Hilltop occurs, Hilltop’s warrant to acquire the Company’s common stock, if outstanding, will be cancelled.

Concurrently with the execution of the Merger Agreement, the Company entered into a Letter Agreement with Oak Hill dated March 31, 2014 (the “Oak Hill Letter Agreement”).  Pursuant to the Oak Hill Letter Agreement and the Merger Agreement, at the closing of the proposed merger with Hilltop, Oak Hill will deliver to the Company the certificates evidencing its warrants and any loans of Oak Hill to the Company that are then outstanding under the Credit Agreement, and SWS will issue and deliver to Oak Hill, in exchange for its warrants and loans, the following consideration: (i) the merger consideration that Oak Hill would have been entitled to receive upon consummation of the merger if its warrants had been exercised immediately prior to the effective time of the merger and (ii) an amount equal to the Applicable Premium (as defined in the Credit Agreement, being a calculation of the present value of all required interest payments due on a loan through its maturity date on the date the loan is repaid) calculated as if the loans held by Oak Hill were prepaid in full as of the closing date of the merger.

17.          INCOME TAXES

Income tax expense (benefit) for the fiscal years 2014, 2013 and 2012 (effective rate of -15.8% in fiscal 2014, -400.0% in fiscal 2013 and 20.4% in fiscal 2012) differs from the amount that would otherwise have been calculated by applying the federal corporate tax rate (35% in fiscal years 2014, 2013 and 2012) to loss before income tax expense (benefit) and is comprised of the following (in thousands):

	2014	2013	2012
Income tax benefit at the statutory rate	$(2,138)	$(2,341)	$(2,079)
Tax exempt interest	(1,160)	(998)	(872)
Tax exempt income from company-owned life insurance (“COLI”)	(735)	(377)	74
State income taxes, net of federal tax benefit	173	(419)	284
Non-deductible meals and entertainment	116	195	189
Non-deductible compensation	(17)	1,017	1,234
Valuation allowance	4,648	29,998	28
Return to accrual adjustment	66	(76)	(26)
Other, net	15	(244)	(43)
	$968	$26,755	$(1,211)

Income taxes as set forth in the Consolidated Statements of Comprehensive Loss consisted of the following components (in thousands):

	2014	2013	2012
Current
Federal	$82	$(76)	$(10,402)
State	640	(571)	140
	$722	$(647)	$(10,262)

Deferred
Federal	$432	$27,159	$8,777
State	(186)	243	274
	246	27,402	9,051
Total income tax expense (benefit)	$968	$26,755	$(1,211)

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of June 30, 2014 and 2013 are presented below (in thousands):

	2014	2013
Deferred tax assets:
Employee compensation plans	$11,216	$11,378
Net operating loss carryforward	12,914	10,507
Allowance for probable loan losses	2,462	3,400
Securities available for sale	2,205	3,589
Bad debt reserve	1,902	2,177
Deferred rent	1,853	1,631
Long-term debt	1,406	—
State taxes	1,095	909
Investment in unconsolidated ventures	1,069	909
REO	718	139
Deferred income on loans	585	810
Interest rate swaps in cash flow hedging relationships	240	—
Other	836	513
Gross deferred tax assets	38,501	35,962
Valuation allowance	(35,452)	(30,870)
Net deferred tax assets	3,049	5,092

Deferred tax liabilities:
Interest rate swaps in cash flow hedging relationships	$—	$(626)
Fixed assets, net	(115)	(426)
Investment in unconsolidated ventures	—	(120)
Long-term debt	—	(82)
Other	(729)	(249)
Total gross deferred tax liabilities	(844)	(1,503)
Net deferred tax assets — included in other assets on the Consolidated Statements of Financial Condition	$2,205	$3,589

Periodic reviews of the carrying amount of deferred tax assets are made to determine if the establishment of a valuation allowance is necessary when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  In assessing the realization of deferred tax assets, management considers all available evidence, both positive and negative, from the following expected sources of income: expected future reversals of deferred tax assets and liabilities, projected future taxable income, cumulative losses in recent years and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.  ASC 740, “Income Taxes” provides that a cumulative loss in recent years is significant negative evidence in considering whether deferred tax assets are realizable and also restricts the reliance on projections of future taxable income to support the recovery of deferred tax assets.  As of June 30, 2012, the Company had an allowance for deferred tax assets associated with its capital losses from investments.  At June 30, 2013, based on an evaluation of the positive and negative evidence, management determined that it was appropriate to increase the valuation allowance for its remaining deferred tax assets, except for the Bank’s securities available for sale.  Accordingly, the Company increased its allowance by $29,998,000 from $872,000 at June 29, 2012 to $30,870,000 at June 30, 2013. Based on activity in the current fiscal period, the allowance increased by $4,582,000 resulting in a valuation allowance of $35,452,000 at June 30, 2014.  Despite the valuation allowance, these assets remain available to offset future taxable income.

Management did not establish a valuation allowance for the deferred tax asset generated on the Bank’s unrealized losses of its securities available for sale of $2,205,000, because the Bank currently has the intent and ability to hold these securities until they recover in value.  The Company intends to maintain a valuation allowance with respect to its deferred tax assets, other than the Bank’s securities available for sale, until sufficient positive evidence exists to support its reduction or reversal.

The Company had a deferred tax asset for net operating losses for federal income tax purposes of approximately $12,914,000 and $10,507,000 at June 30, 2014 and 2013, respectively.  In order to utilize the operating loss carryforwards, the Company must generate sufficient taxable income within the applicable carryforward period.  If certain substantial changes in the Company’s ownership occur, there would be an annual limitation on the amount of the carryforwards that could be utilized.

A reconciliation of beginning and ending amounts of the net liability of uncertain tax positions is as follows (in thousands):

	June 30, 2014	June 30, 2013	June 29, 2012
Balance at the beginning of the year	$295	$1,125	$1,394
Increases as a result of tax positions taken during prior years	32	—	551
Increases as a result of tax positions taken during the current period	—	20	71
Decreases as a result of tax positions taken during prior years	(13)	(381)	(558)
Decreases as a result of tax positions taken during the current period	(20)	(10)	—
Lapse of applicable statute of limitations	(145)	(361)	(99)
Settlements	—	(98)	(234)
Balance at the end of the year	$149	$295	$1,125

While the Company expects that the net liability for uncertain tax positions will change during the next 12 months, the Company does not believe that the change will have a significant impact on its consolidated financial position or results of operations.

The Company recognizes interest and penalties on income taxes in income tax expense.  Included in the net liability is accrued interest and penalties of $41,000 and $9,000, net of federal expense and benefit, as of June 30, 2014 and June 30, 2013, respectively.  During the fiscal years ended June 30, 2014, June 30, 2013, and June 29, 2012, the Company recognized approximately $32,000, $(271,000), and $(42,000), net of federal expense (benefit), respectively, in interest and penalties in income tax expense.   The total amount of unrecognized income tax benefits that if recognized would reduce income tax expense was approximately $108,000, $286,000 and $845,000 as of June 30, 2014, June 30, 2013 and June 29, 2012, respectively.

With limited exception, SWS is no longer subject to U.S. federal, state or local tax audits by taxing authorities for years preceding 2010.  The Joint Committee completed its review of the Company’s federal tax returns for 2008 through 2011 with no exceptions, thereby concluding the matter.

18.          REGULATORY CAPITAL REQUIREMENTS

Brokerage.  The Company’s broker/dealer subsidiaries are subject to the SEC Uniform Net Capital Rule (the “Rule”), which requires the maintenance of minimum net capital.  Southwest Securities has elected to use the alternative method, permitted by the Rule, which requires that it maintain minimum net capital, as defined in Rule 15c3-1 under the Exchange Act, equal to the greater of $1,000,000 or 2% of aggregate debit balances, as defined in Rule 15c3-3 under the Exchange Act.  Additionally, the net capital rule of the NYSE provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of the aggregate debit items.  At June 30, 2014 and 2013, the net capital position of Southwest Securities was as follows (in thousands):

	June 30, 2014	June 30, 2013

Net capital	$156,423	$141,112
Less: required net capital	6,577	6,843
Excess net capital	$149,846	$134,269
Net capital as a percent of aggregate debit items	47.6%	41.2%
Net capital in excess of 5% aggregate debit items	$139,981	$124,005

SWS Financial follows the primary (aggregate indebtedness) method under Rule 15c3-1 under the Exchange Act, which requires the maintenance of the larger of minimum net capital of $250,000 or 1/15 of aggregate indebtedness.  At June 30, 2014 and 2013, the net capital position of SWS Financial was as follows (in thousands):

	June 30, 2014	June 30, 2013

Net capital	$1,141	$713
Less: required net capital	250	250
Excess net capital	$891	$463

Banking.  The Bank is subject to various regulatory capital requirements administered by federal agencies.  Quantitative measures, established by regulation to ensure capital adequacy, require maintaining minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in 12 CFR 165 and 12 CFR 167) to risk-weighted assets (as defined) and of Tier 1 (core) capital (as defined) to adjusted assets (as defined).  Federal statutes and OCC regulations have established five capital categories for federal savings banks: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The federal banking agencies have jointly specified by regulation the relevant capital level for each category. An institution is defined as well-capitalized when its total risk-based capital ratio is at least 10.00%, its Tier 1 risk-based capital ratio is at least 6.00%, its Tier 1 (core) capital ratio is at least 5.00%, and it is not subject to any federal supervisory order or directive to meet a specific capital level.  At June 30, 2014, the Bank met all capital requirements to which it was subject and satisfied the requirements to be defined as well capitalized.

Until terminated on January 14, 2013, the Bank was restricted by and subject to the Order to Cease and Desist, Order No. WN-11-003, effective on February 4, 2011 (the “Order”), originally issued by the Office of Thrift Supervision and then administered by the OCC.  In connection with the termination of the Order on January 14, 2013, the Bank committed to the OCC that the Bank would, among other things: (i) adhere to the Bank’s written business and capital plan as amended from time to time and (ii) maintain a Tier 1 (core) capital ratio at least equal to nine percent (9%) and a total risk-based capital ratio of at least twelve percent (12%).

The Bank’s capital amounts and ratios at June 30, 2014 and 2013 were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2014
Total risk-based capital	$185,582	25.5%	$58,147	8.0%	$72,683	10.0%
Tier I risk-based capital	177,640	24.4	29,073	4.0	43,610	6.0
Tier I (core) capital	177,640	14.1	50,508	4.0	63,135	5.0

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2013
Total risk-based capital	$181,909	24.9%	$58,465	8.0%	$73,081	10.0%
Tier I risk-based capital	172,734	23.6	29,233	4.0	43,849	6.0
Tier I (core) capital	172,734	13.5	51,081	4.0	63,851	5.0

19.          EMPLOYEE BENEFITS

Profit Sharing/401(k) Plan.  SWS has a defined contribution profit sharing/401(k) plan covering substantially all of its employees.  Employer provided profit sharing plan benefits become fully vested after six years of service by the participant.  Profit sharing contributions are accrued and funded at SWS’s discretion.  There were no profit sharing contributions in fiscal years 2014, 2013 and 2012.  The Company contributes a matching contribution equal to 100% of the participant’s salary reduction amount not in excess of 4% of the individual’s compensation.  SWS’s matching contributions vest immediately and the expense totaled approximately $3,952,000, $4,086,000 and $3,979,000 in fiscal years 2014, 2013 and 2012, respectively. Employees have an option to purchase shares of SWS Group’s common stock held as an investment in the 401(k) plan.  The 401(k) may purchase up to 1,500,000 of SWS Group’s common stock and at June 30, 2014, the total number of shares available for future purchases was 940,094.

Deferred Compensation Plan.  SWS Group provides a deferred compensation plan for eligible officers and employees to defer a portion of their bonus compensation and commissions.  The assets of the deferred compensation plan include investments in SWS Group common stock, Westwood common stock and COLI.  Investments in SWS Group common stock are carried at cost and are held as treasury stock with an offsetting deferred compensation liability in the equity section of the Consolidated Statements of Financial Condition.  Investments in Westwood common stock are carried at market value and recorded as securities available for sale.  Investments in COLI are carried at the cash surrender value of the insurance policies and recorded in other assets in the Consolidated Statements of Financial Condition.

At June 30, 2014 and June 30, 2013, the Company had approximately $22,752,000 and $19,290,000 in deferred compensation plan assets, including cash balances of $383,000 and $666,000, respectively.  The fair value of SWS Group common stock held in the deferred compensation plan at June 30, 2014 and June 30, 2013 was $2,264,000 and $1,644,000, respectively.  The fair value of Westwood common stock held in the deferred compensation plan at June 30, 2014 and June 30, 2013 was $133,000 and $146,000, respectively.  The cash surrender value of COLI held in the deferred compensation plan at June 30, 2014 and 2013 was $19,027,000 and $16,926,000, respectively.  Funds totaling $3,209,000 were invested in 310,941 shares of SWS Group common stock, with the remainder invested in Westwood common stock and COLI as of June 30, 2014.  Funds totaling $3,345,000 were invested in 301,660 shares of SWS Group common stock, with the remainder invested in Westwood common stock and COLI as of June 30, 2013.  Approximately $1,751,000, $1,738,000 and $1,645,000 of compensation expense was recorded for participant contributions and employer matching contributions related to the deferred compensation plan in fiscal years 2014, 2013 and 2012, respectively.  The trustee of the deferred compensation plan is Wilmington Trust Company.

The trustee under the deferred compensation plan periodically purchases the Company’s common stock in the open market in accordance with the terms of the plan.  This stock is classified as treasury stock in the consolidated financial statements, but participates in dividends declared by SWS.  The plan purchased 50,000 shares during fiscal 2014 at a cost of $288,000, or $5.76 per share.  The plan purchased 20,675 shares during fiscal 2013 at a cost of $121,000, or $5.86 per share.  During fiscal years 2014 and 2013, 40,719 and 24,867 shares, respectively, were sold or distributed pursuant to the plan.

Stock Option Plan.  At June 30, 2014 and June 30, 2013, SWS had no active stock option plans and, as of August 22, 2012, all outstanding options to acquire shares of common stock under the 1996 Plan had expired.

A summary of the status of SWS’s outstanding stock options as of June 29, 2012 is presented below:

	2012
		Weighted-
	Underlying	Average
	Shares	Exercise Price

Outstanding, beginning of period	198,069	$9.54
Exercised	—	—
Forfeited	(99,744)	10.13
Outstanding, end of period	98,325	$8.95
Exercisable, end of period	98,325

Restricted Stock Plan.  The 2003 Restricted Stock Plan allowed for awards of up to 1,250,000 shares of SWS Group’s common stock to SWS’s directors, officers and employees.  No more than 300,000 of the authorized shares could be newly issued shares of common stock.  The 2003 Restricted Stock Plan terminated on August 21, 2013.  On November 15, 2012, the stockholders of SWS Group, Inc. approved the adoption of the 2012 Restricted Stock Plan. The 2012 Restricted Stock Plan allows for awards of stock to SWS’s directors, officers and employees and authorizes up to 2,630,000 shares of SWS’s common stock to be delivered pursuant to awards granted under the 2012 Restricted Stock Plan. The 2012 Restricted Stock Plan terminates on November 15, 2022. The vesting period for awards is determined on an individual basis by the Compensation Committee of the Board of Directors.  In general, restricted stock granted to employees under the 2012 and 2003 Restricted Stock Plans vests in equal amounts on each anniversary of the date of grant over a three year period or is subject to a four year cliff vesting schedule, and restricted stock granted to non-employee directors vests on the first anniversary of the date of grant.

During fiscal 2012, the Board of Directors approved grants to various officers and employees totaling 348,810 shares with a weighted average market value of $7.02 per share.  During fiscal 2013, the Board of Directors approved grants to various officers and employees totaling 65,079 shares of restricted stock with a weighted average market value of $4.84 per share.  During fiscal year 2014, the Board of Directors approved grants to various officers and employees totaling 199,891 shares of restricted stock with a weighted average market value of $5.64 per share.  As a result of these grants, SWS recorded deferred compensation in additional paid in capital of approximately $3,543,000.  For the fiscal years 2014, 2013 and 2012,  SWS recognized compensation expense related to restricted stock grants of approximately $901,000, $1,090,000 and $1,155,000, respectively.

Upon vesting of the shares granted under the Company’s restricted stock plans, the grantees may choose to sell a portion of their vested shares to the Company to cover the tax liabilities arising from the vesting.   The table below summarizes the number and fair value of vested shares repurchased to cover grantees’ tax liabilities (dollars in thousands, except share and per share amounts).

		Purchase	Weighted- Average
	Shares Purchased	Price	Price per Share

Fiscal year ended
June 30, 2014	1,094	$6	$5.55
June 30, 2013	9,618	$56	$5.83

At June 30, 2014, the total number of shares outstanding under the Restricted Stock Plan was 417,137 and the total number of shares available for future issuance was 2,383,016.

20.          PREFERRED STOCK

On March 17, 2011 in conjunction with the transaction with Hilltop and Oak Hill, the Board of Directors created the Series A Preferred Stock, par value $1.00 per share.  The Company has 17,400 authorized shares of Series A Preferred Stock, and no shares were issued or outstanding at June 30, 2014 and 2013.  If any shares of Series A Preferred Stock are issued, the Series A Preferred Stock will not be entitled to vote with the common stock and will be convertible into shares of common stock at a fixed conversion ratio of 1,000 shares of common stock for each share of Series A Preferred Stock outstanding.  The conversion ratio is subject to certain anti-dilution adjustments for extraordinary corporate transactions, such as stock splits, dividends and combinations, the issuance of stock purchase rights, debt or asset distributions (including cash), tender offers or exchange offers and entry into a shareholder rights plan. Each share of Series A Preferred Stock would automatically convert into shares of common stock if such shares were transferred by Hilltop or Oak Hill to a non-affiliate. See additional discussion concerning the Series A Preferred Stock in Note 16, Debt Issued with Stock Purchase Warrants.

21.          INTEREST INCOME AND INTEREST EXPENSE

For the fiscal years ended June 30, 2014, June 30, 2013 and June 29, 2012 and, for the Bank, for fiscal years ended June 30, 2014, 2013 and 2012, the components of interest income and expense were as follows (in thousands):

	For the Fiscal Year Ended
	June 2014	June 2013	June 2012

Interest income:
Customer margin accounts	$8,849	$8,236	$8,604
Assets segregated for regulatory purposes	126	121	197
Stock borrowed	34,683	36,074	52,620
Loans	26,742	37,644	48,819
Bank investments	11,153	6,968	3,137
Other	5,514	8,307	8,743
	$87,067	$97,350	$122,120

Interest expense:
Customer funds on deposit	$120	$232	$342
Stock loaned	25,972	27,084	41,048
Deposits	355	468	808
Federal Home Loan Bank	2,426	2,721	3,920
Long-term debt	13,159	12,518	11,018
Other	2,894	3,438	3,182
	44,926	46,461	60,318
Total net interest revenue	$42,141	$50,889	$61,802

22.          LOSS PER SHARE

The following reconciles the weighted average shares outstanding used in the basic and diluted EPS computations for fiscal years 2014, 2013 and 2012 (in thousands, except share and per share amounts):

	2014	2013	2012

Net loss	$(7,078)	$(33,445)	$(4,729)

Weighted average shares outstanding — basic	32,996,779	32,870,003	32,649,544
Effect of dilutive securities	—	—	—
Weighted average shares outstanding — diluted	32,996,779	32,870,003	32,649,544

Loss per share — basic
Net loss	$(0.21)	$(1.02)	$(0.14)

Loss per share — diluted
Net loss	$(0.21)	$(1.02)	$(0.14)

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (paid or unpaid) are treated as participating securities and are factored into the calculation of EPS, except in periods with a net loss, when they are excluded.

As a result of the net loss for the fiscal years 2014, 2013 and 2012, the warrants to acquire 17,391,304 shares of common stock were anti-dilutive and were excluded from the calculation of diluted weighted average shares outstanding and diluted EPS.

At June 29, 2012, options to acquire approximately 98,000 shares of common stock were outstanding under SWS’s stock option plans, see Note 19, Employee Benefits.  As a result of the net loss in fiscal year 2012, all options were anti-dilutive and were excluded from the calculation of diluted weighted average shares outstanding and diluted EPS.  As a result of the expiration of all options to acquire shares of common stock on August 22, 2012, there was no effect on the calculation of diluted weighted average shares outstanding or diluted EPS in fiscal year 2013.

The Company did not declare a dividend during the fiscal years 2014, 2013 and 2012.

On a quarterly basis, the Board of Directors determines whether the Company will pay a cash dividend.  The payment and rate of dividends on the Company’s common stock is subject to several factors including limitations imposed by the terms of the Credit Agreement with Hilltop and Oak Hill, regulatory approval, operating results, the Company’s financial requirements, and the availability of funds from the Company’s subsidiaries, including the broker/dealer subsidiaries, which may be subject to restrictions under the net capital rules of the SEC and FINRA, and the Bank, which may be subject to restrictions by federal banking agencies. Specifically, the Credit Agreement with Hilltop and Oak Hill only allows the Company to pay a quarterly cash dividend of $0.01 per share when the Company is not in default of any terms of the Credit Agreement.  The Company currently intends to retain earnings to fund operations and does not plan to pay dividends on its common stock in the near future.

23.          SEGMENT REPORTING

SWS operates the following four business segments:

•                  Clearing:  The clearing segment provides clearing and execution services (generally on a fully disclosed basis) for securities broker/dealers, for bank affiliated firms and firms specializing in high volume trading.

•                  Retail Brokerage:  The retail brokerage segment includes retail securities products and services (equities, mutual funds and fixed income products), insurance products and managed accounts and encompasses the activities of the Company’s employees that are registered representatives and the Company’s independent contractors who are under contract with SWS Financial.

•                  Institutional Brokerage:  The institutional brokerage segment serves institutional customers in securities borrowing and lending, municipal finance, sales, trading and underwriting of taxable and tax-exempt fixed income securities and equity trading.

•                  Banking:  The Bank offers traditional banking products and services, focusing on industrial and small business lending, commercial real estate lending and mortgage purchase.

Clearing and institutional brokerage services are offered exclusively through Southwest Securities.  The Bank and its subsidiary comprise the banking segment.  Retail brokerage services are offered through Southwest Securities (the Private Client Group and the Investment Management Group departments), SWS Insurance and SWS Financial (which contracts with independent representatives for the administration of their securities business).

SWS’s segments are managed separately based on types of products and services offered and their related client bases.  The segments are consistent with how the Company manages its resources and assesses its performance.  Management assesses performance based primarily on income before income taxes and net interest revenue (expense).  As a result, SWS reports net interest revenue (expense) by segment.  SWS’s business segment information is prepared using the following methodologies:

•                  the financial results for each segment are determined using the same policies as those described in Note 1, Significant Accounting Policies;

•                  segment financial information includes the allocation of interest based on each segment’s earned interest spreads;

•                  information system and operational expenses are allocated based on each segment’s usage;

•                  shared securities execution facilities expenses are allocated to the segments based on production levels;

•                  money market fee revenue is allocated based on each segment’s average balances; and

•                  clearing charges are allocated based on clearing levels from each segment.

Intersegment balances are eliminated upon consolidation and have been applied to the appropriate segment.

The “other” category includes SWS Group, corporate administration and SWS Capital.  SWS Capital is a dormant entity that holds approximately $20,000 of assets.  SWS Group is a holding company that owns various investments.

The following table presents the Company’s operations by the segments outlined above for the fiscal years 2014, 2013 and 2012:

	FINANCIAL INFORMATION
(in thousands)	Clearing	Retail Brokerage	Institutional Brokerage	Banking	Other Consolidated Entities	Consolidated SWS Group, Inc.
June 30, 2014

Operating revenue	$14,145	$108,892	$97,834	$1,937	$1,413	$224,221
Net intersegment revenues	(712)	706	(231)	3,278	(3,041)	—
Net interest revenue	6,099	3,565	10,377	35,114	(13,014)	42,141
Net revenues	20,244	112,457	108,211	37,051	(11,601)	266,362
Non-interest expenses	16,958	102,864	84,696	26,297	38,058	268,873
Other losses	—	—	—	—	(3,599)	(3,599)
Depreciation and amortization	20	843	312	1,480	2,739	5,394
Net income (loss) before taxes	3,286	9,593	23,515	10,754	(53,258)	(6,110)
Assets (*)	271,381	211,105	2,240,750	1,257,799	10,235	3,991,270

June 30, 2013

Operating revenue	$12,875	$107,109	$95,569	$2,678	$2,533	$220,764
Net intersegment revenues	(725)	714	(227)	3,458	(3,220)	—
Net interest revenue	6,063	3,331	12,378	41,423	(12,306)	50,889
Net revenues	18,938	110,440	107,947	44,101	(9,773)	271,653
Non-interest expenses	19,419	107,942	87,081	31,359	36,155	281,956
Other gains	—	—	—	—	3,613	3,613
Depreciation and amortization	66	872	421	1,747	2,376	5,482
Net income (loss) before taxes	(481)	2,498	20,866	12,742	(42,315)	(6,690)
Assets (*)	260,824	212,001	1,836,469	1,269,308	36,093	3,614,695

June 29, 2012

Operating revenue	$12,558	$103,150	$114,498	$2,714	$(1,299)	$231,621
Net intersegment revenues	(770)	676	128	3,657	(3,691)	—
Net interest revenue	6,056	3,732	15,579	47,228	(10,793)	61,802
Net revenues	18,614	106,882	130,077	49,942	(12,092)	293,423
Non-interest expenses	20,368	108,788	90,423	42,626	33,484	295,689
Other losses	—	—	—	—	(3,674)	(3,674)
Depreciation and amortization	75	921	416	1,922	2,445	5,779
Net income (loss) before taxes	(1,754)	(1,906)	39,654	7,316	(49,250)	(5,940)
Assets (*)	279,367	203,916	1,600,659	1,306,653	71,564	3,462,159

(*)  Assets are reconciled to total assets as presented in the June 30, 2014, June 30, 2013 and June 29, 2012 Consolidated Statements of Financial Condition as follows (in thousands):

	June 30, 2014	June 30, 2013	June 29, 2012
Amount as presented above	$3,991,270	$3,614,695	$3,462,159
Reconciling items:
Unallocated assets:
Cash	16,709	12,071	9,365
Receivables from brokers, dealers and clearing organizations	31,655	81,378	44,780
Receivable from clients, net of allowances	19,171	51,437	17,231
Other assets	31,271	24,037	20,504
Unallocated eliminations	(14,170)	(3,245)	(7,196)
Total assets	$4,075,906	$3,780,373	$3,546,843

24.          COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments and Contingencies.

Litigation.  In the general course of its brokerage business and the business of clearing for other brokerage firms, SWS Group and/or its subsidiaries have been named as defendants in various lawsuits and arbitration proceedings.  These claims allege, among other things, violations of various federal and state securities laws.  The Bank is also involved in certain legal claims and actions arising in the ordinary course of business.  Management believes that resolution of these claims will not result in any material adverse effect on SWS’s consolidated financial condition, results of operations or cash flows.

The Company has been named as a defendant in three lawsuits related to a $35,000,000 bond offering that was 40% underwritten by M.L. Stern & Co., LLC.  SWS Group purchased M.L. Stern & Co., LLC in 2008.  The offering took place in November 2005, and the lawsuit was filed in November 2009.

The discovery stage of the lawsuits has been completed and a trial date has been set.  The ultimate amount of liability associated with the lawsuits cannot currently be determined.  However, the Company believes it is at least reasonably possible that a loss related to this matter will be incurred.  At June 30, 2014 and 2013, the Company had a recorded liability of approximately $1,000,000 related to this matter.

Merger Litigation. Two putative class actions on behalf of purported stockholders of the Company challenging the proposed merger of the Company and Peruna are pending in the Court of Chancery of the State of Delaware.  Both lawsuits name as defendants the Company, the members of the BOD, Hilltop, and Peruna, (Joseph Arceri v. SWS Group, Inc. et al and Chaile Steinberg v. SWS Group, Inc. et al filed April 8, 2014 and April 11, 2014, respectively). On May 13, 2014, the Delaware Chancery Court consolidated the two actions for all purposes. On June 10, 2014, plaintiffs filed a consolidated amended complaint.

The complaint generally alleges, among other things, that the BOD breached its fiduciary duties to stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process before approving the merger, and that the other defendants aided and abetted such breaches of fiduciary duty.  The complaint alleges, among other things, that the BOD labored under conflicts of interest, and that certain provisions of the Merger Agreement unduly restrict the Company’s ability to negotiate with other potential bidders, and that the Form S-4 filed by Hilltop on May 29, 2014 omits or misstates certain material information.  The complaint seeks relief that includes, among other things, an injunction prohibiting the consummation of the merger, rescission to the extent the merger terms have already been implemented, damages for the alleged breaches of fiduciary duty, and the payment of plaintiffs’ attorneys’ fees and costs.  On June 16, 2014, plaintiffs moved for a preliminary injunction prohibiting the consummation of the merger, and for expedited proceedings in connection therewith.  Pursuant to negotiations between the parties to the lawsuit, plaintiffs subsequently withdrew those motions.

The Company believes the claims are without merit and intends to defend against them vigorously.  There can be no assurance, however, with regard to the outcome of this lawsuit.  Currently, a loss resulting from these claims is not considered probable or reasonably estimable in amount.

Contingency.  In February 2011, a limited partnership venture capital fund in which the Company invested received a proposed assessment of transferee liability from the Internal Revenue Service (“IRS”) for the tax period ended December 31, 2005.  The proposed assessment is approximately $8,000,000, not including penalties of approximately $3,000,000.  The Company would be responsible for approximately $2,500,000 of the proposed assessment including penalties based on its partnership interest.  Interest is also accruing on this proposed assessment.  As of June 30, 2014, the Company has not accrued an amount on the financial statements due to the uncertainty regarding the proposed assessment.  The matter relates to certain transactions that occurred during 2005 concerning one of the limited partnership venture capital fund’s subsidiaries.  The limited partnership venture capital fund engaged tax counsel and filed a tax court petition in February 2014.  Management of the limited partnership venture capital fund believes that the ultimate outcome will be favorable; however, the limited partnership venture capital fund can give no assurance that it will prevail.

Leases.  SWS leases its offices and certain data processing equipment used in its brokerage operations under non-cancelable operating lease agreements.  The Company recognizes escalating lease payments on a straight line basis over the term of each respective lease with the difference between cash payment and rent expense recorded as deferred rent and included in other liabilities in the Consolidated Statements of Financial Condition.  Rental expense for facilities and equipment leases for fiscal years 2014, 2013 and 2012 aggregated approximately $9,648,000, $10,349,000 and $10,944,000, respectively.

The future rental payments for the non-cancelable operating leases at June 30, 2014 are included in the table below (in thousands).  Of the $40,483,000 in lease commitments, no amounts have been reserved for as impaired.

Operating
Leases
Fiscal year:
2015	$8,095
2016	6,950
2017	5,786
2018	4,888
2019	4,593
Thereafter	10,171
Total minimum lease payments	$40,483

Bank’s Equity Investments.  The Bank has committed to invest $3,000,000 and $2,000,000 in two limited partnership equity funds.  These commitments end in fiscal 2017 and fiscal 2020, respectively, unless the limited partners elect to terminate the commitment period at an earlier date in accordance with the terms of the partnership agreement.  Also, in April 2012, the Bank acquired an interest in a private investment fund to obtain additional credit for its obligations under the CRA.  The Bank has committed to invest $3,000,000 in the fund.  As of June 30, 2014, $480,000 in contributions have been made by the Bank to this fund.  The commitment in the private investment fund expires in fiscal 2022 with the possibility of two additional one-year extensions.

Underwriting.  Through its participation in underwriting corporate and municipal securities, SWS could expose itself to material risk that securities SWS has committed to purchase cannot be sold at the initial offering price.  Federal and state securities laws and regulations also affect the activities of underwriters and impose substantial potential liabilities for violations in connection with sales of securities by underwriters to the public.  At June 30, 2014, the Company had $3,715,000 of potential liabilities due under outstanding underwriting arrangements.

Guarantees.  The Bank faces the risk of credit loss under commitments to extend credit and stand-by letters of credit up to the contractual amount of these instruments in the event of breach by the other party to the instrument.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments reported on the Consolidated Statements of Financial Condition.

As of June 30, 2014, the Bank had issued stand-by letters of credit in the amount of $137,000.  The recourse provision of the letters of credit allows the amount of the letters of credit to become a part of the fully collateralized loans with total repayment as a first lien.  The collateral on these letters of credit consists of certificates of deposit.

In the ordinary course of business, the Bank enters into loan agreements where the Bank commits to lend a specified amount of money to a borrower.  At any point in time, there could be amounts that have not been advanced on the loan to the borrower, representing unfunded commitments, as well as amounts that have been disbursed but repaid, which are available for re-borrowing under a revolving line of credit.  As of June 30, 2014, the Bank had commitments of $54,924,000 relating to revolving lines of credit and unfunded commitments.  In addition, as of June 30, 2014, the Bank had approved unfunded new loans in the amount of $9,009,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee.  Since many of the commitments are expected to expire unused, the total Bank’s commitments do not necessarily represent future cash requirements.  The Bank evaluates the customer’s creditworthiness on a case-by-case basis.  The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.  The Bank did not incur any significant losses on its commitments during fiscal 2014.  In addition, management does not believe the Bank will incur material losses as a result of its outstanding commitments at June 30, 2014.

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies counterparties against potential losses caused by the breach of those representations and warranties.  These indemnification obligations generally are standard contractual indemnities and are entered into in the normal course of business.  The maximum potential amount of future payments that the Company could be required to make under these indemnities cannot be estimated.  However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the consolidated financial statements for these indemnities.

Southwest Securities is a member of multiple exchanges and clearinghouses.  Under the membership agreements, members are generally required to guarantee the performance of other members.  Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls.  To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral.  SWS’s maximum potential liability under these arrangements cannot be quantified.  However, the potential for the Company to be required to make payments under these arrangements is unlikely.  Accordingly, the Company has not recorded any contingent liability in the consolidated financial statements for these arrangements.

25.          AFFILIATE TRANSACTIONS

Clients and correspondents of SWS have the option to invest in a savings account called Bank Insured Deposits at the Bank.  These funds are FDIC insured up to $250,000.  The funds are considered core deposits and are the primary funding source for the Bank.  The Bank’s total core deposits were $1,000,597,000 and $993,871,000 at June 30, 2014 and June 30, 2013, respectively.  At June 30, 2014 and June 30, 2013, clients of Southwest Securities had invested $873,136,000 and $878,434,000, respectively, in Bank Insured Deposits at the Bank.

In the ordinary course of business, the Bank has transactions, including borrowings and deposits, with its executive officers, directors and their affiliates.  It is the policy of the Bank that such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons.  There were $3,245,000 at June 30, 2014 and $3,358,000 at June 30, 2013 of such borrowings outstanding.  The Bank recorded $197,000 and $203,000 of interest income on affiliate loans in fiscal years 2014 and 2013, respectively, and no interest income on affiliate loans in fiscal 2012.  Aggregate deposits from affiliates totaled approximately $1,097,000 and $1,664,000 at June 30, 2014 and 2013, respectively.

26.          FAIR VALUE OF FINANCIAL INSTRUMENTS

Recurring Fair Value Measurements.

The following tables summarize by level within the fair value hierarchy “Loans measured at fair value,” “Securities owned, at fair value,” “Securities available for sale”, “Securities sold, not yet purchased, at fair value”, “Interest Rate Swaps” and “Warrants” which were measured at fair value on a recurring basis at June 30, 2014 and 2013. See Note 1(x), Fair Value of Financial Instruments.

(in thousands)	Level 1	Level 2	Level 3	Total
June 30, 2014
ASSETS
Loans measured at fair value
Loans measured at fair value	$—	$—	$53,148	$53,148
	$—	$—	$53,148	$53,148

Securities owned, at fair value
Corporate equity securities	$680	$—	$475	$1,155
Municipal obligations	—	48,224	4,023	52,247
U.S. government and government agency obligations	8,013	42,546	—	50,559
Corporate obligations	—	95,625	87	95,712
Other	982	34,970	—	35,952
	$9,675	$221,365	$4,585	$235,625

Securities available for sale
Westwood common stock	$133	$—	$—	$133
U.S. government and government agency obligations	—	452,513	—	452,513
Municipal obligations	—	42,202	—	42,202
	$133	$494,715	$—	$494,848

LIABILITIES
Securities sold, not yet purchased, at fair value
Municipal obligations	$—	$9	$—	$9
U.S. government and government agency obligations	72,708	1,683	—	74,391
Corporate obligations	—	46,814	—	46,814
Other	—	141	—	141
	$72,708	$48,647	$—	$121,355

Interest Rate Swaps - Net
Interest Rate Swaps - Net	$—	$1,475	$—	$1,475
	$—	$1,475	$—	$1,475

Warrants
Warrants	$—	$—	$27,796	$27,796
	$—	$—	$27,796	$27,796

Net assets (liabilities)	$(62,900)	$665,958	$29,937	$632,995

(in thousands)	Level 1	Level 2	Level 3	Total
June 30, 2013
ASSETS
Loans measured at fair value
Loans measured at fair value	$—	$13,757	$—	$13,757
	$—	$13,757	$—	$13,757

Securities owned, at fair value
Corporate equity securities	$895	$—	$625	$1,520
Municipal obligations	—	30,116	—	30,116
U.S. government and government agency obligations	3,300	38,229	—	41,529
Corporate obligations	—	127,779	120	127,899
Other	692	7,877	—	8,569
	$4,887	$204,001	$745	$209,633

Securities available for sale
Westwood common stock	$146	$—	$—	$146
U.S. government and government agency obligations	—	474,906	—	474,906
Municipal obligations	—	28,224	—	28,224
	$146	$503,130	$—	$503,276

Interest Rate Swaps
Interest Rate Swaps	$—	$1,934	$—	$1,934
	$—	$1,934	$—	$1,934

LIABILITIES
Securities sold, not yet purchased, at fair value
Municipal obligations	$—	$10	$—	$10
U.S. government and government agency obligations	45,415	8,671	—	54,086
Corporate obligations	—	80,639	—	80,639
	$45,415	$89,320	$—	$134,735

Warrants
Warrants	$—	$—	$24,197	$24,197
	$—	$—	$24,197	$24,197

Net assets (liabilities)	$(40,382)	$633,502	$(23,452)	$569,668

The following table provides a reconciliation of the beginning and ending balances for the major classes of assets and (liabilities) measured at fair value using significant unobservable inputs (Level 3):

(in thousands)	Loans	Corporate Equity Securities	Municipal Obligations	Corporate Obligations	Warrants	Total
Ending balance at June 30, 2013	$—	$625	$—	$120	$(24,197)	$(23,452)
Redemption/sale of security	—	(150)	—	—	—	(150)
Unrealized loss	—	—	—	(40)	—	(40)
Unrealized gain	664	—	—	7	—	671
Transfers from Level 2 to Level 3	35,333	—	4,023	—	—	39,356
Loan pay downs	(479)	—	—	—	—	(479)
Loan originations with the execution of interest rate swaps	17,630	—	—	—	—	17,630
Decrease in warrants valuation (unrealized gain)	—	—	—	—	5,204	5,204
Increase in warrants valuation (unrealized loss)	—	—	—	—	(8,803)	(8,803)
Ending balance at June 30, 2014	$53,148	$475	$4,023	$87	$(27,796)	$29,937

At the end of each respective quarterly reporting period, the Company recognizes transfers of financial instruments between levels.  During the fiscal year 2014, the Company transferred the loans measured at fair value and $4,023,000 of municipal bonds  from Level 2 to Level 3 due to a lack of observable data to support a Level 2 valuation.

Changes in unrealized gains (losses) and realized gains (losses) for corporate obligations, municipal bonds and corporate equity securities are presented in net gains on principal transactions on the Consolidated Statements of Comprehensive Loss.  Changes in unrealized gain (loss) for the warrants are presented in unrealized gain (loss) on warrants valuation on the Consolidated Statements of Comprehensive Loss.  The total unrealized loss included in earnings related to assets and liabilities still held for the fiscal years 2014 and 2013 was $8,843,000 and $12,102,000, respectively.  The total unrealized gains included in earnings related to assets and liabilities still held for the fiscal years 2014 and 2013 was $6,070,000 and $15,638,000, respectively.  A realized loss of $3,308,000 was recognized for fiscal 2013 in association with the Level 3 corporate obligations.

In fiscal year 2014, the Company redeemed six auction rate preferred securities valued at the time of sale at $150,000, recognizing no gain or loss on the redemptions.

In the fiscal year 2013, the Company sold one municipal auction rate bond and redeemed one auction rate preferred security valued at the time of sale at $20,304,000 and $50,000, respectively, recognizing no gain or loss on the transactions.  In fiscal 2013, a total unrealized loss of $702,000, representing a write-down on the municipal auction rate bond, was recognized.

The following table highlights, for each asset and liability measured at fair value on a recurring basis and categorized within Level 3 of the fair value hierarchy, the significant unobservable inputs used in the fair value measurement as of June 30, 2014 (dollars in thousands):

Asset/Liability	Fair Value	Valuation Technique(s)	Unobservable Inputs	Range (Weighted- Average)

Loans measured at fair value
Loans measured at fair value	$53,148	Discounted cash flow	Discount Rate	4.09%-5.08% (4.45%)

Securities owned, at fair value

Corporate equity securities- auction rate preferred	475	Analysis of comparable securities	N/A	N/A

Municipal Obligations	4,023	Discounted cash flow	N/A	N/A

Corporate obligations	87	Discounted cash flow	N/A	N/A

Warrants

Warrants	27,796	Binomial Model	Derived Volatility	25% - 32% (28%)

The loans are independently valued quarterly using a discounted cash flow model which factors in the relevant contractual loan terms and then present valued back to a market-based discount rate.  The market-based discount rate is based on how the subject loans would be priced as of the valuation date and therefore include normal credit loss expectations, given the underlying underwriting standards including loan to value ratio and debt coverage ratios for the subject portfolio.  The rate at which the loans are discounted is based upon London Interbank Offered Rate (LIBOR), Bank preferential return and terms of the loan.

At June 30, 2014, the Company held 19 auction rate preferred securities that, based on observed values of comparable securities, were valued at their par value of $475,000.  Since June 2010, the Company has held up to $1,825,000 in Level 3 auction rate preferred securities, of which $1,350,000 have been redeemed at par.  The remaining $475,000 of auction rate preferred securities are similar to those that were previously redeemed, and the Company anticipates that the remaining securities will also be redeemed at par.  While a liquidity discount has been considered for these securities, the Company does not believe a discount is warranted.  To the extent these securities are redeemed at a price below par, the Company would consider revaluing any remaining securities at a discounted price.

The Company holds municipal bond obligations in an entity which is currently undergoing restructuring and has been under a letter of intent to be acquired since February 2013.  Due to the restructuring transaction, the bond is not readily traded in the market.  The municipal obligations are valued using a discounted cash flow model with observable market data, however, due to the decrease in the number of transactions from which to evaluate the bond’s market environment, the Company has determined that these bonds should be valued at Level 3.  The valuation method is listed in the table above. The Company will continue to monitor the trading and deal progress to ensure an accurate valuation is utilized.

The Company holds $3,505,000 of corporate obligation bonds currently valued at $87,000.  The corporate bonds are valued using a discounted cash flow model with observable market data, however, due to the distressed nature of these bonds, the Company has determined that these bonds should be valued at Level 3.

The warrants issued to Hilltop and Oak Hill are valued quarterly using a binomial model that considers the following variables: price and volatility of the Company’s stock, treasury yield, annual dividend and the remaining life of the warrants.  The derived volatility estimate considers both the historical and implied forward volatility of the Company’s common stock.  The primary drivers of the value of the warrants are the price and volatility of the Company’s common stock.  As the volatility and/or stock price increase, the value of the warrants increase as well.  The movement of these two variables will amplify or offset one another depending on the direction and velocity of their movements.  In addition, the warrants will lose time value as they near their contractual expiration date.

Non-Recurring Fair Value Measurements.

Certain financial and non-financial instruments are not measured at fair value on an ongoing basis but are subject to fair value measurement in certain circumstances; for example, when there is evidence of impairment or in other situations where the lower of cost or fair value method of accounting is applied.

The following table summarizes by level within the fair value hierarchy the Company’s financial and non-financial instruments which were measured at fair value on a non-recurring basis at June 30, 2014 and June 30, 2013 (in thousands):

	Level 1	Level 2	Level 3	Total
June 2014
Impaired loans (1)	$—	$—	$13,713	$13,713
REO	—	—	4,875	4,875
Impaired servicing assets	—	—	447	447
	$—	$—	$19,035	$19,035

June 2013
Impaired loans (1)	$—	$—	$20,086	$20,086
REO	—	—	10,165	10,165
	$—	$—	$30,251	$30,251

(1)   Includes certain impaired loans measured at fair value through the allocation of specific valuation allowances or principal charge-offs.

For the fiscal years ended June 30, 2014 and 2013, adjustments to the fair value of impaired loans resulted in a charge to earnings as a provision for loan loss of $714,000 and $3,718,000, respectively.  For the fiscal years ended June 30, 2014 and 2013, adjustments to the fair value of REO property held at June 30, 2014 and 2013, respectively, resulted in a charge to earnings as a write-down of REOs of $252,000 and $1,396,000, respectively.  For the fiscal year ended June 30, 2014, adjustments to the fair value of servicing assets resulted in a charge to earnings as an impairment for servicing assets of $12,400.

Other Fair Value Disclosures.

The Company’s fair value policies for instruments measured at fair value in accordance with the disclosure requirements of ASC 820 “Fair Value Measurements and Disclosures” are discussed in Note 1(x) Fair Value of Financial Instruments — Other Fair Value Disclosures. The recorded amounts, fair value and level of fair value hierarchy of the Company’s financial instruments at June 30, 2014 and 2013 were as follows (in thousands):

		June 30, 2014		June 30, 2013
	Level	Recorded Value	Fair Value	Recorded Value	Fair Value
Financial assets:
Cash and cash equivalents	1	$99,620	$99,620	$111,046	$111,046
Restricted cash and cash equivalents	1	—	—	30,047	30,047

Securities held to maturity:
GNMA securities	2	12,549	12,952	17,423	17,965
Loans, net:
Purchase mortgage loans held for investment	3	133,854	133,618	174,037	173,738
Other loans held for investment	3	427,354	429,062	420,789	437,916
Servicing assets	3	447	447	412	414

Financial liabilities:
Short-Term Borrowings	1	59,000	59,000	131,500	131,500
Deposits:
Deposits with no stated maturity	2	973,178	968,072	963,385	959,578
Time deposits	2	26,961	27,136	30,334	30,736
Advances from FHLB	2	77,130	78,891	97,565	100,408
Long-term debt	3	87,769	99,841	83,102	86,822

27.          FINANCIAL INSTRUMENTS WITH OFF-STATEMENT OF FINANCIAL CONDITION RISK

In the normal course of business, the broker/dealer subsidiaries engage in activities involving the execution, settlement and financing of various securities transactions.  These activities may expose SWS to off-statement of financial condition credit and market risks in the event the customer or counterparty is unable to fulfill its contractual obligation.  Such risks may be increased by volatile trading markets.

As part of its normal brokerage activities, SWS sells securities not yet purchased (short sales) for its own account.  The establishment of short positions exposes SWS to off-statement of financial condition market risk if prices increase, as SWS may be obligated to acquire the securities at prevailing market prices.

SWS seeks to control the risks associated with its customer activities, including those of customer accounts of its correspondents for which it provides clearing services, by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines.  The required margin levels are monitored daily and, pursuant to such guidelines, customers are required to deposit additional collateral or to reduce positions when necessary.

A portion of SWS’s customer activity involves short sales and the writing of option contracts.  Such transactions may require SWS to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer’s obligations.

At times, SWS lends money using reverse repurchase agreements.  These positions are collateralized by U.S. government and government agency securities.  Such transactions may expose SWS to off-statement of financial condition risk in the event such borrowers do not repay the loans and the value of collateral held is less than that of the underlying receivable.  These agreements provide SWS with the right to maintain the relationship between market value of the collateral and the receivable.

SWS arranges secured financing by pledging securities owned and unpaid customer securities for short-term borrowings to satisfy margin deposits of clearing organizations.  SWS also actively participates in the borrowing and lending of securities.  In the event the counterparty in these and other securities loaned transactions is unable to return such securities pledged or borrowed or to repay the deposit placed with them, SWS may be exposed to the risks of acquiring the securities at prevailing market prices or holding collateral possessing a market value less than that of the related pledged securities.  SWS seeks to control the risks by monitoring the market value of securities pledged and requiring adjustments of collateral levels where necessary.

The Bank is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers.  These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

SWS Group, Inc.

We have audited the accompanying consolidated balance sheets of SWS Group, Inc. (a Delaware corporation) and subsidiaries (collectively the “Company”) as of June 30, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2014. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWS Group, Inc. and subsidiaries as of June 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2014, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 5, 2014 (not separately included herein), expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

/s/ GRANT THORNTON LLP

Dallas, Texas
September 5, 2014

Schedule I - Condensed Financial Information of Registrant

SWS Group, Inc.

Condensed Financial Information of Registrant

Condensed Statements of Financial Condition

June 30, 2014 and June 30, 2013

(In thousands)

	2014	2013
Assets
Restricted cash and cash equivalents	$—	$30,047
Investment in subsidiaries, at equity	421,942	408,954
Securities available for sale	133	146
Deferred compensation asset	19,410	17,593
Loan receivable from Southwest Securities, Inc.	30,000	—
Deferred tax asset	(10,148)	(14,971)
Other assets	2,499	3,273
	$463,836	$445,042

Liabilities and Stockholders’ Equity
Long-term debt	$87,769	$83,102
Stock purchase warrants (“warrants”)	27,796	24,197
Other liabilities	38,399	22,457
Stockholders’ equity	309,872	315,286
	$463,836	$445,042

See accompanying Notes to Condensed Financial Statements.

Schedule I - Condensed Financial Information of Registrant - Continued

SWS Group, Inc.

Condensed Financial Information of Registrant

Condensed Statements of  Comprehensive Loss

and Stockholders’ Equity

Years Ended June 30, 2014, June 30, 2013 and June 29, 2012

(In thousands)

	2014	2013	2012
Revenue:
Net gains (losses) on principal transactions	$97	$3,719	$(12)
Interest revenue	192	212	225
Other revenue	2,134	474	(785)
	2,423	4,405	(572)
Expenses:
Other expense	25,676	21,572	19,115

Other (losses) gains:
Unrealized (loss) gain on warrants valuation	(3,599)	3,613	(3,674)

Loss before income tax (benefit) expense and equity in earnings of subsidiaries	(26,852)	(13,554)	(23,361)
Income tax (benefit) expense	(5,500)	24,787	(7,794)
Loss before equity in earnings of subsidiaries	(21,352)	(38,341)	(15,567)
Equity earnings of subsidiaries	14,274	4,896	10,838
Net loss	(7,078)	(33,445)	(4,729)
Other comprehensive income (loss):
Net income (loss) recognized in other comprehensive income of subsidiary, net of tax of $686 in 2014; $(3,378) in 2013 and $644 in 2012 on available for sale securities	1,277	(6,272)	1,195
Realized gain on sale of securities available for sale, net of tax of $(273) in 2014; $(1,277) in 2013 and $(195) in 2012	(508)	(2,373)	(362)
Net gains recognized in other comprehensive income, net of tax of $0 in 2014; $294 in 2013 and $615 in 2012 on available for sale securities	46	566	1,147
Net income (loss) recognized in other comprehensive loss	815	(8,079)	1,980

Comprehensive loss	(6,263)	(41,524)	(2,749)

Stockholders’ equity at beginning of year	315,286	355,702	357,469
Restricted stock plan	895	1,033	1,093
Shortfall for taxes on vesting of restricted stock	—	—	(62)
Deferred compensation plan	(46)	75	(49)
Stockholders’ equity at end of year	$309,872	$315,286	$355,702

See accompanying Notes to Condensed Financial Statements.

Schedule I - Condensed Financial Information of Registrant - Continued

SWS Group, Inc.

Condensed Financial Information of Registrant

Condensed Statements of Cash Flows

Years Ended June 30, 2014, June 30, 2013 and June 29, 2012

(In thousands)

	2014	2013	2012
Cash flows from operating activities:
Net loss	$(7,078)	$(33,445)	$(4,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on long-term debt	4,667	4,026	3,212
Amortization of deferred debt issuance costs	492	492	451
Increase (decrease) in fair value of warrants	3,599	(3,613)	3,674
Deferred income tax benefit	(10,130)	(5,178)	(1,584)
Allowance for deferred tax asset	4,582	29,998	28
Deferred compensation for deferred compensation plan and restricted stock plan	(1,826)	(777)	1,516
Gain on sale of available for sale and investment securities	—	(3,550)	—
Equity in undistributed earnings of subsidiaries	(12,219)	(22,956)	(39,436)
Equity in (gains) losses of unconsolidated ventures	(17)	640	620
Dividend received on investments	(2)	(3)	(43)
Shortfall for taxes on vesting of restricted stock	—	—	62
Change in operating assets and liabilities:
Decrease in restricted cash	49
Increase in loans receivable to subsidiaries	(30,000)	—	—
(Increase) decrease in securities owned	(97)	(169)	12
Increase in other assets	(699)	(2,792)	(772)
Increase (decrease) in other liabilities	8,021	11,599	(695)
Net cash used in operating activities	(40,658)	(25,728)	(37,684)

Cash flows from investing activities:
Payments on notes and other accounts/loans with subsidiaries	—	—	(50,000)
Repayments on notes and other accounts with subsidiaries	10,629	20,768	17,766
Cash received from investments	—	341	—
Proceeds from the sale of securities available for sale	—	4,464	—
Proceeds from redemption of restricted cash investment bond	30,000	—	—
Investment of proceeds received from Hilltop Holdings, Inc., Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. in restricted fund	—	—	(30,000)
Net cash provided by (used in) investing activities	40,629	25,573	(62,234)

Cash flows from financing activities:
Payment of cash dividends on common stock	—	—	—
Shortfall for taxes on vesting of restricted stock	—	—	(62)
Proceeds related to the deferred compensation plan	317	276	309
Purchase of treasury stock related to deferred compensation plan	(288)	(121)	(329)
Cash proceeds received from Hilltop Holdings, Inc., Oak Hill Capital
Partners III, L.P. and Oak Hill Capital Management Partners III, L.P.	—	—	100,000
Net cash provided by financing activities	29	155	99,918
Net change in cash	—	—	—
Cash at beginning of year	—	—	—
Cash at end of year	$—	$—	$—

See accompanying Notes to Condensed Financial Statements.

Schedule I - Condensed Financial Information of Registrant - Continued

SWS Group, Inc.

Notes to the Condensed Financial Statements of Registrant

GENERAL

The accompanying condensed financial statements of SWS Group, Inc. (“Registrant”) should be read in conjunction with the notes to the consolidated financial statements for the years ended June 30, 2014, June 30, 2013 and June 29, 2012 included elsewhere in this Annual Report on Form 10-K.